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VERIZON COMMUNICATIONS INC.

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Notice of Annual

Meeting of Shareholders

How to Vote

Shareholders as of the close of business on March 9, 2020,
the record date, may vote at the meeting.

If you are a registered shareholder, you may vote online at
www.envisionreports.com/vz, by telephone or by mailing
a proxy card. You may also vote in person at the annual
meeting. If you hold your shares through a bank, broker or
other institution, you will receive a voting instruction form that explains the various ways you can vote. We encourage you to
vote your shares as soon as possible.

Advance registration is required to attend the
meeting in person. Admission and voting information can
be found beginning on page 65 of the proxy statement.

March 23, 2020

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel

and Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

Important Notice Regarding Availability of Proxy Materials

for Verizon’s Shareholder Meeting to be Held on

May 7, 2020

The 2020 Proxy Statement and 2019 Annual Report are

available at www.edocumentview.com/vz.

We are making the proxy materials first available on or about
March 23, 2020.

Time and Date Thursday, May 7, 2020 8:45 a.m., local time
Place InterContinental San Diego 901 Bayfront Court San Diego, California 92101

Items of Business

•   Elect the 9 Directors identified in the accompanying proxy statement

•   Approve, on an advisory basis, Verizon’s executive compensation

•   Ratify the appointment of the independent registered public accounting firm

•   Act on the shareholder proposals described in the proxy statement that are properly presented at the meeting

•   Consider any other business that is properly brought before the meeting

To Our Shareholders

2019 was a transformational year for Verizon. We continued to lead the wireless industry by becoming the first company in the world to launch a mobile 5G network and the first company to commercialize a multi-access edge compute service, while setting the standard for wireless network performance and reliability and rolling out our next generation Intelligent Edge Network architecture.

At the same time, our employees continued to delight our customers by providing them with the high-quality services and products they have come to expect from Verizon – resulting in well-balanced growth in revenues and profitability and a further strengthening of our balance sheet.

As impressive and important as our operational and financial achievements were, from the Board’s perspective the company’s most significant accomplishments in 2019 are those that position us to grow and thrive in the years to come. Throughout the year, the Board oversaw and led a series of initiatives that we believe will position Verizon to compete and win in the marketplace into the future.

Corporate Purpose and Culture

The Board believes that Verizon must effectively address and balance the interests of all of its stakeholders – shareholders, employees, customers, communities, suppliers and others – in order to put itself in the best position to serve its customers, provide critical services to the community and grow profitably over the long-term.

This belief is reflected in the breadth and aspiration of our corporate purpose to “create the networks that move the world forward.”

It is also reflected in the values underlying all of our decisions:

•	Integrity

•	Respect

•	Performance Excellence

•	Accountability

•	Social Responsibility

Verizon reinforces our purpose and culture throughout the organization in a variety of ways. Using town hall meetings, webcasts, digital communications and both broad-based and targeted messages from our most senior leaders, we aspire to ensure that every employee understands the company’s purpose and strategy to reach our goals.

We want Verizon to be a place where employees love what they do and where they believe they can use their creativity, curiosity and unique talents to make a real difference. By ensuring that the company’s culture is fully understood throughout the organization, we believe that all of Verizon’s employees will be inspired to help the company realize its potential.

Organizational Structure

In the past, Verizon organized our operations around the technologies used to serve customers – the wireless unit operated the wireless network and provided wireless services to both individual consumers and business customers, and the wireline unit operated the copper and fiber-based wireline network and provided those services to individuals and businesses.

In 2019, we reorganized our operations by customer group. Now, the Consumer Group is responsible for serving all of our retail customers’ needs – both for wireless and wireline services; the Business Group is responsible for serving all of our business customers’ needs; and the Global Technology Group builds and operates the networks that provide services to all of our communications customers. Our Media Group continues to provide digital services and content to its customers and users.

We thought it was important to take this step because technological change is rapidly evolving the services that different customer groups are requesting of us, as well as giving us new opportunities to deliver those services in different ways. At the same time, our competitors are approaching these customer groups with different types of services and value propositions.

This new structure will allow us to better address our customers’ changing needs and desires and more nimbly respond to technological changes and market dynamics, so that we can continue to enable our customers to do incredible things with our networks and products into the future.

As we implemented this reorganization, which in many cases involved installing new management and changing the job assignments of large groups of employees, it was very important to the Board that our employees’ reactions to the changes were closely monitored and their concerns addressed. In order to do that, the company implemented quarterly pulse surveys that all employees were encouraged to complete. As a result of enthusiastic executive sponsorship, the response rate to the surveys has been very high. The survey results are monitored by the Board, and conveyed to management on a group-by-group basis so they can address any concerns raised. To date, survey responses have reflected increased engagement and ownership by our employees, and we expect that trend to continue as the surveys are becoming a routine quarterly opportunity for employee interaction.

Human Capital Management

One of the most significant characteristics of Verizon’s business is that customer needs and the technologies available to meet those needs are changing very rapidly. It is easy to forget that the first smartphone was introduced only a little over 12 years ago. In that time, not only have wireless communications capabilities advanced, but wireline communications have also transformed as customers have increasingly moved away from largely copper-based voice and limited data services to sophisticated fiber-based services.

These changes have affected, and will continue to affect, the roles and responsibilities of every one of our over 130,000 employees – from the engineer who needs to provide an enterprise customer with services over a software-defined network as opposed to a customized hardware-based network, to the retail representative who needs to keep abreast of the increasing capabilities of the newest phones and smart watches, to the customer service representative who is now asked to help troubleshoot questions about sophisticated network terminals in addition to simple copper telephone lines.

As a result of these challenges, at the Board’s direction the company has conducted a comprehensive strategic review of its workforce skills and needs. The review identified the skills and capabilities necessary to implement the company’s strategy into the future and any gaps that currently exist. Based on that review, we are engaged in a process to continue to evolve and optimize the skills of our workforce through reskilling and supplementing where necessary.

In addition, in 2019 Verizon conducted a broad-based leadership training program that provided more than 30,000 employees with new skills necessary to develop individually and grow our businesses.

Compensation

Commencing in June 2019, the Board’s Human Resources Committee undertook a holistic review of our incentive programs focusing on areas to preserve, strengthen and transform to ensure that our programs continue to reflect our compensation guiding principles, take into account input from many of our largest investors, and strengthen our pay for performance alignment in light of our new organizational structure. As a result of this review, the Human Resources Committee made the following key changes to the company’s short-term incentive and long-term incentive programs commencing with the 2020 incentive plan awards:

Short-Term Incentive

•	Replace EPS with operating income as a metric

•	Introduce unit-specific financial and operational performance metrics for business unit employees

•	Increase the weight of ESG factors to strengthen our corporate purpose and culture for corporate employees

Long-Term Incentive

•	Incorporate EPS as a vesting metric for the performance stock unit (PSU) component of the annual long-term incentive awards to focus on long-term profitability and retain relative total shareholder return as a modifier to the PSU vesting percentage

•	Pro-rate the vesting of future long-term incentive awards upon an involuntary termination of employment from the company without cause

Because these changes are effective for the awards granted in the 2020 compensation year, these changes will be discussed in more detail in the Compensation Discussion & Analysis included in next year’s proxy statement.

Conclusion

In 2019, Verizon established the foundation for our future. Thank you for the confidence you have shown as shareholders of the company. It is a privilege to serve you as Directors of Verizon and to have the opportunity to help lead this great company.

Sincerely,

Hans Vestberg

Chairman and Chief Executive Officer

Clarence Otis, Jr.

Independent Lead Director

Executive Compensation	22

Item 2: Advisory Vote to Approve Executive Compensation	22

Compensation Discussion and Analysis	23

Compensation Committee Report	38

Compensation Tables	39

Proxy Summary

This summary highlights information contained in the proxy statement and does not contain all of the information you should consider. We encourage you to read the entire proxy statement before voting. For information regarding Verizon’s 2019 performance, please read Verizon’s 2019 Annual Report to Shareholders.

Our Strategy

2019 was a transformational year for Verizon. We reorganized our operations around a customer-centric model with our world class networks at the center of our strategy to drive innovation and new growth. We were proud to become the first company in the world to launch a mobile 5G network and commercialize a multi-access edge compute service, while continuing to set the standard for wireless network performance and reliability and rolling out a next generation Intelligent Edge Network architecture. These investments for the future were made with a balanced capital allocation approach and the financial discipline that has come to be expected from Verizon. And we know none of this would be possible without a culture based on integrity and respect, not only for our employees, but for all of our stakeholders and the world we live in. Having taken these steps to strengthen our fundamentals and transform our operating model in 2019, Verizon is poised to move the world forward in 2020 and beyond.

Verizon 2020 Proxy Statement    i

 Proxy Summary

Agenda and Voting Recommendations

Item 1 Election of Directors The Board of Directors recommends that you vote FOR the election of the Board’s nominees.

The Board’s nominees are all proven leaders with a strong sense of integrity and respect for differing viewpoints. As a group they bring a mix of backgrounds, perspectives, skills and experiences that contributes to a well-rounded Board uniquely positioned to effectively oversee Verizon’s strategy and businesses. Additional information about the Director candidates and their respective qualifications begins on page 1.

Our Nominees’ Skills and Experience

7	Consumer/B2B/Retail
2	Cybersecurity
7	Financial Expertise
3	Marketing
4	Regulatory/Public Policy
9	Strategic Planning
8	Risk Management
4	Technology
3	Telecommunications

Board Tenure*

Board Average Age*

Board Diversity*

* Based on our 9 nominees as of March 23, 2020.

ii    Verizon 2020 Proxy Statement

Proxy Summary

Our Nominees at a Glance

		Committee Membership*
Name	Director Since	Audit	Corporate Governance and Policy	Finance	Human Resources	Key Skills and Experience

Shellye L. Archambeau, 57 Former Chief Executive Officer, MetricStream, Inc. Independent	2013					Marketing Risk Management Technology

Mark T. Bertolini, 63 Former Chairman and CEO, Aetna Inc. Independent	2015					Financial Expertise Regulatory/Public Policy Strategic Planning

Vittorio Colao, 58 Former Chief Executive, Vodafone Group Plc Independent	2019					Consumer/B2B/Retail Technology Telecommunications

Melanie L. Healey, 58 Former Group President of The Procter & Gamble Company Independent	2011					Consumer/B2B/Retail Marketing Strategic Planning

Clarence Otis, Jr., 63 Former Chairman and CEO, Darden Restaurants, Inc. Independent Lead Director	2006					Consumer/B2B/Retail Financial Expertise Risk Management

Daniel H. Schulman, 62 President and CEO, PayPal Holdings, Inc. Independent	2018					Cybersecurity Strategic Planning Technology

Rodney E. Slater, 65 Partner, Squire Patton Boggs LLP Independent	2010					Regulatory/Public Policy Risk Management Strategic Planning

Hans Vestberg, 54 Chairman and CEO, Verizon Communications Inc.	2018					Strategic Planning Technology Telecommunications

Gregory G. Weaver, 68 Former Chairman and CEO, Deloitte & Touche LLP Independent	2015					Financial Expertise Risk Management Strategic Planning

*Ages and Committee memberships are as of March 23, 2020                     Committee Chair         Audit Committee Financial Expert

Verizon 2020 Proxy Statement    iii

 Proxy Summary

Governance Highlights

Our Board has adopted robust governance structures and practices to enhance our independent oversight, effectiveness and accountability to shareholders.

Independent Oversight	• 9 of our 10 current Directors are independent • Strong independent Lead Director with clearly delineated duties • Regular executive sessions of independent Directors

Board Effectiveness	• Limits on other public board service • Annual Board and committee assessments • Commitment to Board refreshment • Average tenure goal for independent directors

Accountability to Shareholders

•   Annual election of all directors by majority voting

•   Shareholder right to call special meetings

•   Proxy access right with market terms

•   No poison pill or dual-class shares

•   Robust stock ownership requirements for
executive officers and Directors

•   Year-round shareholder engagement

New in 2019

•   New independent Lead Director

•   New independent Chairs for Finance and Human Resources Committees

•   Third party facilitator for annual Board and committee assessments

•   More stringent limits on other public board memberships

•   Expanded oversight of sustainability matters with new role of Chief ESG Officer

•   Updated human rights statement reflecting Verizon’s approach to human rights issues

•   Joined the United Nations Global Compact

•   Committed to setting a science-based emissions reduction target by 2021

•   Announced new goal to be carbon-neutral by 2035 (Scope 1 and 2 emissions)

•   Launched US$1 billion green bond, the first ever issued by a U.S. telecommunications company

iv    Verizon 2020 Proxy Statement

Proxy Summary

Item 2 Advisory Vote to Approve Executive Compensation The Board of Directors recommends that you vote FOR this proposal.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis and Compensation Tables beginning on page 23.

Executive Compensation Program Highlights

Our executive compensation program reflects Verizon’s commitment to industry-leading compensation and governance practices. The program is discussed in detail in the Compensation Discussion and Analysis beginning on page 23.

Compensation Strategy	• Align executives’ and shareholders’ interests • Attract, retain and motivate high-performing executives

Pay-for-Performance Essentials

•   Extensive focus on variable, incentive-based pay

•   Defined benefit pension and supplemental retirement benefits frozen in 2006

•   No executive employment agreements

•   No cash severance benefits for the CEO

Best Practice Highlights

•   Year-round shareholder outreach

•   Shareholder approval policy for severance benefits

•   Significant executive share ownership requirements

•   Clawback policies

•   Anti-hedging policy

•   Independent compensation consultant

•   ESG metric included in Short-Term Incentive Plan

•   No tax gross-ups

2019 Compensation

The summary below shows the 2019 compensation for each of our named executive officers, as required to be reported in the Summary Compensation table pursuant to U.S. Securities and Exchange Commission (SEC) rules. Please see the notes accompanying the Summary Compensation table beginning on page 39 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hans Vestberg Chairman and Chief Executive Officer	1,500,000	0	12,000,076	0	4,125,000	0	470,279	18,095,355
Matthew D. Ellis Executive Vice President and Chief Financial Officer	950,000	0	5,700,032	0	1,567,500	0	231,385	8,448,917
Ronan Dunne Executive Vice President and Group CEO – Verizon Consumer	1,000,000	0	6,000,095	0	1,650,000	0	303,376	8,953,471
Tami A. Erwin Executive Vice President and Group CEO – Verizon Business	850,000	0	5,100,080	0	1,402,500	127,916	230,797	7,711,293
K. Guru Gowrappan Executive Vice President and Group CEO – Verizon Media	850,000	0	5,100,080	0	1,402,500	0	533,358	7,885,938

Verizon 2020 Proxy Statement    v

 Proxy Summary

Item 3 Ratification of Auditors The Board of Directors recommends that you vote FOR ratification.

We are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2020. Information on fees paid to Ernst & Young in 2019 and 2018 appears on page 51.

Items 4-8 Shareholder Proposals The Board of Directors recommends that you vote AGAINST each of the shareholder proposals.

In accordance with SEC rules, we have included in this proxy statement proposals submitted by shareholders for consideration. The proposals can be found beginning on page 56.

Meeting Information

Date and Time  May 7, 2020 at 8:45 a.m., local time

Place  InterContinental San Diego, 901 Bayfront Court, San Diego, California

Record Date  March 9, 2020

Admission and Voting Information  can be found beginning on page 65. You will need to register in advance to attend the meeting in person.

vi    Verizon 2020 Proxy Statement

Governance

Item 1: Election of Directors

Election Process

Verizon’s Directors are elected annually for a term of one year. We believe annual elections are consistent with good corporate governance because they foster director accountability and increase shareholder confidence. Verizon’s bylaws require Directors to be elected by a majority of the votes cast in an uncontested election.

Director Nominations

The Corporate Governance and Policy Committee considers and recommends candidates for our Board. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee also retains executive search firms from time to time to help identify and evaluate potential candidates.

Any shareholder who wishes to recommend a Director candidate to the Committee for its consideration should write to the Assistant Corporate Secretary at the address given under “Contacting Us.” A recommendation for a Director candidate should include the candidate’s name, biographical data and a description of the candidate’s qualifications in light of the requirements described below. If we make any material changes to the Committee’s procedure for considering and nominating candidates, we will file a report with the SEC and post the information on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance.

The Committee specifically reviews the qualifications of each candidate for election or re-election. For incumbent Directors, this review includes the Director’s participation in and contributions to the activities of the Board, the Director’s independence and past meeting attendance and whether the Director’s skills and expertise continue to align with Verizon’s long-term business strategy. After the Committee evaluates all candidates for Director, it presents its recommendation to the Board. The Committee also discusses with the Board any candidates who were considered by the Committee but not recommended for election or re-election.

Before they are nominated, each candidate for election and each incumbent Director standing for re-election must consent to stand for election or re-election and provide certain representations required under Verizon’s bylaws. Each candidate who is standing for election must also submit an irrevocable resignation, which will only become effective if (i) our Board or any Committee determines that any of the required representations were untrue in any material respect or that the candidate breached any obligation under Verizon’s bylaws or (ii) the candidate does not receive a majority of the votes cast at the annual meeting of shareholders and the independent members of our Board decide to accept the resignation. Any decision about a resignation following an incumbent Director’s failure to obtain a majority of the votes cast will be disclosed within 90 days after the election results are certified.

Shareholders wishing to nominate a Director should follow the procedures set forth in Verizon’s bylaws and summarized on page 69.

Director Criteria, Qualifications and Experience

To be eligible for consideration, any proposed candidate must:

•	Possess exemplary ethics and integrity

•	Have proven judgment and competence

•	Have professional skills and experience that align with the needs of Verizon’s long-term business strategy and complement the experience represented on the Board

Verizon 2020 Proxy Statement    1

Item 1: Election of Directors

Nominees for Election

•	Have demonstrated the ability to act independently and be willing to represent the long-term interests of all shareholders and not just those of a particular constituency or perspective

•	Be willing and able to devote sufficient time to fulfill responsibilities to Verizon and our shareholders

Our Board’s commitment to refreshment and succession planning is at the core of its ability to maintain independence of thought and action. Key factors the Committee considers when nominating Directors and refreshing the Board include:

•

Diversity – The Committee recognizes that a diverse set of viewpoints and practical experiences enhances the effectiveness of our Board. In evaluating candidates, the Committee considers how a candidate’s particular background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates. The Committee seeks a diverse group of candidates who possess the requisite judgment, background, skill, expertise and time, as well as diversity with respect to race, ethnicity and gender, to strengthen and increase the diversity, breadth of skills and qualifications of the Board.

•	Experience – The Committee strives to maintain a Board with a wide range of leadership experience and skills relevant to Verizon’s strategic vision.

•

Age and tenure – Under the Corporate Governance Guidelines, a Director must retire from the Board the day before the annual meeting of shareholders that follows his or her 72nd birthday. Verizon does not have term limits for Directors. Directors who have served on the Board for an extended period can provide valuable insight into Verizon’s operations and future based on their experience with, and understanding of, Verizon’s history, policies and objectives. As an alternative to term limits, the Board seeks to maintain an average tenure of nine years or less for its independent directors.

•	Board size – The Committee periodically evaluates whether to change the size of the Board based on the Board’s needs and the availability of qualified candidates.

•

Board dynamics – The Committee considers each Director candidate’s individual contribution or potential contribution to the Board as a whole and strives to maintain one hundred percent active and collaborative participation.

Nominees for Election

Our Board has nominated the 9 candidates below for election as Directors, all of whom currently serve as Directors of Verizon.

Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. If any candidate were to become unavailable before the election, the proxy committee could vote the shares it represents for a substitute named by the Board. Each candidate has submitted an irrevocable, conditional letter of resignation that our Board will consider if that candidate fails to receive a majority of the votes cast.

Biographical information for each Director nominee follows. We have included career highlights and the key skills and experience that we believe each Director nominee brings to our Board, as well as their other public board directorships. All of our nominees bring more qualifications to the Board than those highlighted in their biographies, and these are reflected in the aggregate Board composition statistics provided in the Proxy Summary. When deciding to re-nominate these Directors, the Corporate Governance and Policy Committee and the Board considered each Director’s individual qualifications, as well as the aggregate of skills and experience represented on the Board, in light of the Company’s strategy and expected future business needs.

The Board of Directors recommends that you vote FOR the election of the following Director candidates.

2    Verizon 2020 Proxy Statement

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2013 Age: 57 Committees: Audit Corporate Governance and Policy (Chair)	Independent Director since: 2015 Age: 63 Committees: Finance (Chair) Human Resources

Key Skills and Experience:

•   Leadership: Highly regarded and accomplished executive with over 30 years of experience building and scaling consumer and B2B businesses in the technology industry. As CEO of MetricStream, led the company’s transformation into a leader in Governance, Risk and Compliance solutions.

•   Marketing: Served as Chief Marketing Officer at two public companies (Loudcloud and NorthPoint Communications), leading the design and implementation of all sales and marketing strategies and driving revenue growth. As President of Blockbuster.com, launched the entertainment retailer’s first online presence.

•   Risk Management: Acquired significant expertise with integrated enterprise risk management, regulatory compliance functions and quality, vendor and audit management software solutions across a wide array of industries during her tenure at MetricStream, as well as through service on the audit committees of Verizon, Okta and Arbitron.

•   Technology: Gained valuable experience developing and marketing emerging technology applications and solutions, including internet infrastructure, cloud-based and identity security services, business software platforms, e-commerce and digital media.

Career Highlights:

•   MetricStream Inc., a leading provider of governance, risk, compliance and quality management

¡   Chief Executive Officer (2002-2018)

•   Executive Positions at Loudcloud, Inc., NorthPoint Communications, Blockbuster Inc. and IBM (domestic and international) (1984-2002)

Other Public Company Boards:

Nordstrom, Inc. (since 2015)

Okta, Inc. (since 2018)

Roper Technologies, Inc. (since 2018)

Key Skills and Experience:

•   Leadership: Recognized as an accessible, forward-thinking and solutions-oriented leader. Transformed Aetna from a traditional health insurance company to a consumer-oriented health care company focused on delivering holistic integrated care to local communities. Aetna served over 46 million people and CVS now serves its customers from over 10,000 locations.

•   Financial Expertise: Developed deep financial and risk management expertise in his executive roles at Aetna and as a Board member of MassMutual Life Insurance Company, a leading life insurance mutual company.

•   Regulatory/Public Policy: A national health care thought leader with extensive regulatory and public policy experience. Successfully navigated changes in the health insurance marketplace resulting from the Affordable Care Act and led Aetna through antitrust reviews of various acquisitions and proposed acquisitions.

•   Strategic Planning: Led Aetna through a period of strategic and regulatory transformation and domestic and international growth through strategic acquisitions and dispositions, culminating in the $78 billion acquisition of Aetna by CVS completed in 2018.

Career Highlights:

•   Aetna Inc., a multi-national, Fortune 100 diversified healthcare benefits company

¡   Chairman (2011-2018)

¡   Chief Executive Officer (2010-2018)

¡   President (2007-2010)

¡   Other Executive Positions (2003-2007)

•   Executive Positions at Cigna, NYLCare Health Plans and SelectCare, Inc.

Other Public Company Boards:

CVS Health Corporation (2018-February 2020)

Verizon 2020 Proxy Statement    3

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2019 Age: 58 Committees: Corporate Governance and Policy Finance	Independent Director since: 2011 Age: 58 Committees: Corporate Governance and Policy Human Resources

Key Skills and Experience:

•   Leadership: Built and transformed Vodafone Group Plc through organic growth, acquisitions and sales into one of the world’s largest communications companies with mobile operations in 24 countries and partnerships in over 40 more countries.

•   Consumer/B2B/Retail: Grew Vodafone to serve, directly and through joint ventures, approximately 640 million mobile customers, 21 million broadband customers and 14 million TV customers. Additional consumer experience with RCS MediaGroup, a leading Italian publishing company.

•   Technology: Led Vodafone in the rapid and continuous development of mobile and other communications technology, with intensive capital spending to enhance high speed mobile networks, provide broadband and enterprise services, enhance the secure exchange of data, and develop 5G and the internet of things.

•   Telecommunications: Brings a valuable global perspective on, and extensive operational experience with, the rapidly changing telecommunications industry, as well as unique insight into Verizon Wireless’ business as a result of his five year tenure on the Board of Representatives when Verizon Wireless was still a joint venture between Vodafone and Verizon.

Career Highlights:

•   Vodafone Group Plc, a global mobile communications company

¡   Chief Executive (2008-2018)

¡   Director (2006-2018)

¡   Other Executive Positions, including Regional Chief Executive Officer for Southern Europe, Middle East and Africa (1999-2004)

•   Member, Verizon Wireless Board of Representatives (2008-2013)

Other Public Company Boards:

Unilever PLC and Unilever N.V. (since 2015)

Key Skills and Experience:

•   Leadership: Accomplished, consumer-focused executive with substantial global experience and a track record of delivering growth, driving operational improvements and launching successful product innovations over a 25-year career at one of America’s iconic consumer product brand companies, including leading a global business for five years.

•   Consumer/B2B/Retail: Gained deep and valuable branding, distribution and operating experience with consumer wellness products on a global scale over a long career at 3 different multi-national organizations in the consumer goods industry (Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons). Continues to focus on the consumer/retailing sector through service on the Target board of directors and on a globally recognized consumer and B2B brand through service on the board of Hilton, which has over 5,000 properties in over 100 countries and territories.

•   Marketing: Brings a multi-cultural and multi-national perspective acquired from working 18 years internationally to corporate strategy with respect to brand building, new product and commercial innovation and the consumer experience, as well as experience with managing large and complex marketing budgets.

•   Strategic Planning: As Group President of North America at Procter & Gamble, oversaw multi-year strategic planning for the largest division of the company, with over $32 billion in annual sales, and reversed a decline in sales after assuming that role.

Career Highlights:

•   The Procter & Gamble Company, a leading provider of branded consumer packaged goods

¡    Group President (2007-2015)

¡  Other Executive Positions (1990-2015)

Other Public Company Boards:

Hilton Worldwide Holdings Inc. (since 2017)

PPG Industries, Inc. (since 2016)

Target Corporation (since 2015)

4    Verizon 2020 Proxy Statement

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2006 Age: 63 Committees: Audit Finance Human Resources	Independent Director since: 2018 Age: 62 Committees: Human Resources (Chair)

Key Skills and Experience:

•   Leadership: Led Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world, as CEO for 10 years, achieving sales growth of over 75% during the period.

•   Consumer/B2B/Retail: Brings deep and valuable insights into consumer services and retail operations gleaned from his experience leading a Fortune 500 company that owned well-known national consumer brands including Olive Garden, LongHorn Steakhouse, Red Lobster and Capital Grille. Further consumer and retail expertise through board position at VF Corporation, which owns well-known national brands including Timberland and North Face.

•   Financial Expertise: Gained substantial financial expertise through, among other roles, investment banking positions of increasing seniority over 12 years, the CFO role at Darden, serving as a Director of the Federal Reserve Bank of Atlanta and as trustee or director of mutual funds pursuing a wide array of investment strategies.

•   Risk Management: Acquired significant expertise with financial risk assessment and enterprise risk management during his career in investment banking and at Darden, as well as through his many years of service on the Federal Reserve Bank Board, the Audit Committees of VF Corporation and Verizon, the Investment & Capital Markets Committee of Travelers and as a Trustee for the MFS Mutual Fund complex.

Career Highlights:

•   Darden Restaurants, Inc.

¡    Chairman (2005-2014)

¡  Chief Executive Officer (2004-2014)

¡    Other Executive Positions (1995-2014)

•   Director of the Federal Reserve Bank of Atlanta (2010-2015)

•   Investment banker and lawyer specializing in securities and finance

Other Public Company Boards:

The Travelers Companies, Inc. (since 2017)

VF Corporation (since 2004)

MFS Mutual Funds (since 2017)

Key Skills and Experience:

•   Leadership: Successful and dynamic leader in the fiercely competitive technology and e-commerce space with a proven track record of creating shareholder value through innovation and a focus on values at numerous companies, including Priceline, Virgin Mobile USA and PayPal, which has approximately 300 million active accounts across more than 200 markets.

•   Cybersecurity: Gained extensive cybersecurity and risk management experience as a director of Symantec Corporation, a global leader in cybersecurity, for nearly 20 years, including serving as the independent chairman for 6 years.

•   Strategic Planning: Spearheaded innovation and growth at start-ups and established companies, including Priceline, where he grew annual revenues from $20 million to nearly $1 billion over two years, Virgin Mobile USA, where he successfully built a pre-paid cellphone business, American Express, where he expanded global mobile and online payment services, and PayPal, where he has achieved significant revenue growth and stock price appreciation.

•   Technology: Acquired significant expertise in mobile technology and digital innovation over a long career spanning the telecommunications, financial technology and e-commerce industries.

Career Highlights:

•   PayPal Holdings, Inc., a leading online payments company

¡  President and Chief Executive Officer (2015-present)

¡  President and CEO-Designee (2014-2015)

•   Group President of the Enterprise Group at American Express Company (2010-2014)

•   President of the Prepaid Group at Sprint Nextel Corporation (2009-2010)

•   Founding CEO of Virgin Mobile USA, Inc. (2001-2009)

•   President and CEO of Priceline Group, Inc.

•   Various Executive Positions, including President of the Consumer Markets Division, at AT&T, Inc.

Other Public Company Boards:

PayPal Holdings, Inc. (since 2015)

Symantec Corporation (2000-2019)

FLEX LTD. (2009-2018)

Verizon 2020 Proxy Statement    5

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2010 Age: 65 Committees: Corporate Governance and Policy Human Resources	Director since: 2018 Age: 54

Key Skills and Experience:

•   Leadership: Nationally recognized for innovative infrastructure development and forging strategic public and private partnerships. As U.S. Secretary of Transportation, oversaw national transportation policy, spearheaded several historic legislative measures, including record funding for surface transportation investment and aviation safety and security, promoted intermodal transportation systems and led effort to significantly expand high speed rail network.

•   Regulatory/Public Policy: Brings a strategic, collaborative and result-oriented approach to oversight of regulatory and public policy issues developed over his long and accomplished career in both the public and private sectors.

•   Risk Management: Globally recognized advisor for reputational risk management, corporate compliance and emergency preparedness, having served as an independent monitor/advisor for Toyota, Takata and Fiat Chrysler as these companies worked through safety issues, and coordinated the Federal Highway Administration’s response to several major natural disasters.

•   Strategic Planning: Implemented a visionary strategic plan for the U.S. Department of Transportation to expand its focus on safety, mobility and access, economic development and trade, the environment and national security. Developed an innovative financing and contracting program at the Federal Highway Administration that produced significant operational and cost efficiencies.

Career Highlights:

•   Partner, Squire Patton Boggs LLP, a law firm (2001 to present)

•   U.S. Secretary of Transportation (1997-2001)

•   Administrator, Federal Highway Administration (1993-1997)

•   Various policy positions with the State of Arkansas

Other Public Company Boards:

Kansas City Southern (2001-2019)

Transurban Group (2009-2018)

Key Skills and Experience:

•   Leadership: Drove Verizon’s leadership position in the deployment of 5G technology and multi-access edge computing in the U.S. Built an industry-leading telecommunications software and services organization at Ericsson, one of the world’s largest telecommunications companies with operations in over 180 countries and network infrastructure providing over 40% of the globe’s mobile traffic in 2015. Member of the Board of the United Nations Foundation that actively works with the U.N.’s Sustainable Development Goals.

•   Strategic Planning: Implemented bold and innovative strategic changes, including Verizon 2.0, the transformation of Verizon’s operating model to a customer-focused business served by industry-leading networks, as well as Ericsson’s successful diversification into the software and services business from its traditional hardware-centric business.

•   Technology: Gained significant expertise in mobile technology and telecommunications network architecture as Verizon’s Chief Technology Officer and over his 25-year career at Ericsson.

•   Telecommunications: Brings to the Board extensive operational and strategic experience and a deep understanding of the challenges and opportunities presented in the evolving global telecommunications landscape, as well as in-depth knowledge of Verizon’s businesses.

Career Highlights:

•   Verizon Communications Inc.

¡    Chairman (2019 to present) and Chief Executive Officer (2018 to present)

¡  Executive Vice President, President – Global Networks and Chief Technology Officer (2017-2018)

•   Ericsson

¡    President and Chief Executive Officer (2010-2016)

¡   Chief Financial Officer (2007-2009)

¡    Other executive positions throughout the global operations

Other Public Company Boards:

Hexagon AB (2017-2018)

6    Verizon 2020 Proxy Statement

Item 1: Election of Directors

Nominees for Election

Independent Director since: 2015 Age: 68 Committees: Audit (Chair) Finance

Key Skills and Experience:

•   Leadership: Twice elected by fellow partners to serve as Chairman and CEO of Deloitte & Touche LLP’s audit and enterprise risk services practice in the U.S., overseeing all operations, regulatory interaction and quality control for all audit and risk consulting clients. Led the firm through significant change in the accounting industry resulting from the passage of the Sarbanes-Oxley Act.

•   Financial Expertise: Gained comprehensive public accounting experience at the highest level and substantial financial expertise over his 40 year career at Deloitte & Touche and as the lead audit partner for several of its largest clients, as well as through serving as a Trustee of the Goldman Sachs Trust.

•   Risk Management: Developed a deep understanding of vertical and horizontal risk exposures – within companies and across industries – through providing enterprise risk services. Also led Deloitte & Touche through assessments of its own audit risk exposures.

•   Strategic Planning: As a member of Deloitte’s Board of Directors and numerous management committees, helped shape strategic organizational priorities and relationships with regulators.

Career Highlights:

•   Deloitte & Touche LLP, the accounting, auditing and risk advisory subsidiary of Deloitte LLP

¡    Chairman and Chief Executive Officer (2001-2005 and 2012-2014)

¡    Member, Deloitte LLP Board of Directors (2006-2012)

Other Public Company Boards:

Goldman Sachs Trust (since 2015)

Verizon 2020 Proxy Statement    7

Our Approach to Governance

Board composition and structure. We believe that good governance starts with an independent, effective and diverse Board. Our Board is one of Verizon’s most critical strategic assets. As such, the composition of the Board evolves along with our strategic needs for the future. We believe we are more likely to achieve sustainable growth in shareholder value when our Board has the right mix of skills, expertise and tenure.

Diversity is one critical element of board composition that Verizon has focused on over the years in our refreshment and succession planning processes, as well as in our Board leadership structure. We believe that a board with a diverse set of viewpoints, backgrounds and expertise is best positioned to provide new perspectives to our management team as it assesses the challenges and opportunities impacting our business. In addition, a diverse board is more likely to consider a wider range of possibilities and help management achieve better outcomes.

The Corporate Governance and Policy Committee ensures that the membership, structure, policies and practices of our Board and its committees promote the effective exercise of the Board’s role in the governance of Verizon. In addition, our Corporate Governance Guidelines provide a framework for the Board’s operations and address key governance practices. The Corporate Governance and Policy Committee monitors best practices and developments in corporate governance, considers the views of Verizon’s shareholders, and periodically recommends changes to the Board’s policies and practices, including the Guidelines.

Strategy and risk oversight. We recognize that our shareholders rely on our Directors to oversee Verizon’s core business strategy for realizing opportunities and mitigating risks. As management navigates a rapidly changing competitive landscape, it is the Board’s duty to ensure that management is executing on the Company’s strategic plan, addressing emerging challenges and disruptions, and promoting innovation. At the same time, Directors must satisfy themselves that the risk management policies and procedures designed and implemented by management are consistent with the Company’s strategy and risk appetite, that these policies and procedures are functioning as intended, and that necessary steps are taken to create a culture of risk-aware decision making throughout the organization. Through its oversight role, the Board sends a message to management that risk management is not an impediment to the conduct of business, but is instead an integral component of strategy, culture and business operations.

Shareholder engagement. Our Board welcomes the opportunity to develop an understanding of shareholder perspectives on our Company and to foster long-term relationships with our shareholders. Our Directors understand that our investors want to hear from them on their thinking on a range of topics not just limited to the shareholder proposals we receive during proxy season. Verizon’s leadership team and the Board’s Lead Director engage with shareholders throughout the year on governance, executive compensation and sustainability matters and report back to the Board on the feedback they receive.

Where to Find More Information on Governance at Verizon	?

You can find information about Verizon’s Directors, Board committees and a video from our Lead Director on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance. You can also access Verizon’s Corporate Governance Guidelines, Code of Conduct and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, committee charters and policies at that site. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Us.”

8    Verizon 2020 Proxy Statement

Our Board Composition and Structure

Our Board’s Independence

Our Board Composition and Structure

Our Board’s Independence

Verizon’s Corporate Governance Guidelines establish standards for evaluating Director independence and require that a substantial majority of the Directors be independent. The Board determines the independence of each Director under NYSE and Nasdaq governance standards, as well as the more stringent standards included in the Guidelines. These standards identify the types of relationships that, if material, could impair independence, and fix monetary thresholds at which the relationships are considered to be material. The Guidelines are available on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance. The Corporate Governance and Policy Committee conducts an annual review of any relevant business relationships that each Director may have with Verizon and reports its findings to the full Board.

Based on the Committee’s recommendation, the Board has determined that all of the non-employee Director candidates meet the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines: Ms. Archambeau, Mr. Bertolini, Mr. Colao, Ms. Healey, Mr. Otis, Mr. Schulman, Mr. Slater and Mr. Weaver. The Board also determined that Ms. Tesija, who is not standing for re-election, Ms. Tomé, who served on the Board from January 1 to March 12, 2020, and Mr. Carrión and Ms. Keeth, who both served as Directors until May 2019, were independent.

Additionally, the Board has determined that each member of the Audit Committee and the Human Resources Committee meets the additional, heightened independence criteria applicable to such committee members under the applicable NYSE and Nasdaq rules. The Board made the same determination in 2019 for Mr. Carrión, who served on the Human Resources Committee until May 2019, and for Ms. Keeth, who served on the Audit Committee until May 2019.

The employers of Mr. Schulman and Mr. Slater made payments to Verizon for telecommunications services during 2019. In addition, during 2019 Verizon made payments to Mr. Schulman’s employer for processing fees relating to payments to and from our customers in connection with Verizon services and wireless devices. Applying the independence standards above, the Board considered the foregoing payments and determined that these general business transactions and relationships are not material and did not impair the ability of the applicable Directors to act independently.

Aligning Director Skills and Experience to Our Strategy

Verizon’s strategy is to extend our network leadership through continued innovation, grow our core business and provide our customers with best-in-class experiences, while maintaining the balanced capital allocation approach and financial discipline that our investors expect of us. In light of the Company’s strategy and expected future business needs, the Board has identified the skills and experience in the table below as important to be represented on the Board as a whole.

Skills and Experience

• Consumer/B2B/Retail	• Marketing	• Strategic Planning

• Cybersecurity	• Regulatory/Public Policy	• Technology

• Financial Expertise	• Risk Management	• Telecommunications

Verizon 2020 Proxy Statement    9

Our Board Composition and Structure

Our Board Leadership Structure

Our Board Leadership Structure

Verizon’s governance framework provides the Board with the flexibility to select the appropriate Board leadership structure for the Company. In making this leadership structure determination, the Board considers many factors, including the specific needs of the business and the long-term interests of our shareholders. We have historically combined the roles of Chairman and Chief Executive Officer, and our Board has been satisfied that a combined Chairman and CEO structure has served our shareowners well over time.

Given the dynamic and competitive environment in which Verizon operates, the Board believes that Verizon and our shareholders are best served by a Chairman who has broad and deep knowledge of our industry and the vision, energy and experience to position Verizon as the leader of transformational change in the communications ecosystem. Based on these considerations, the Board has determined that, at this time, our CEO, Hans Vestberg, is the Director best qualified to serve in the role of Chairman.

To maintain an appropriate level of independent checks and balances in its governance, and consistent with the Corporate Governance Guidelines, the independent members of the Board have elected an independent Lead Director who has the responsibilities described under “Role of the Lead Director.” Clarence Otis, Jr. currently serves as Lead Director. The Lead Director and our Chairman and CEO meet and speak with each other regularly about the Company’s strategy and operations and the functioning of the Board. In addition, any shareholder or interested party may communicate directly with the Lead Director.

All Directors play an active role in overseeing Verizon’s business at both the Board and committee level. Every Director is given the agenda for each Board and committee meeting in advance and can request changes. In addition, all Directors have unrestricted access to the Chairman and the senior leadership team at all times.

The Board believes that shareholders are best served by this current leadership structure because it features an independent Lead Director who provides independent and objective oversight and who can express the Board’s positions in a forthright manner, as well as independent Directors who are fully involved in the Board’s operations and decision making.

Role of the Lead Director

•   Promotes a strong Board culture, including encouraging and facilitating active participation of all Directors

•   Approves the agenda, schedule and materials for all Board meetings, in consultation with the Chairman

•   Is available to advise the committee chairs in fulfilling their designated responsibilities

•   Acts as principal liaison with the Chairman

•   Chairs executive sessions, including those held to evaluate the CEO’s performance and compensation

•   Chairs any meeting of the Board if the Chairman is not present

•   Calls Board meetings and executive sessions as needed

•   Leads the Board’s annual self-evaluation

•   Oversees the process for CEO succession planning

•   Acts as a primary point of contact for Board communication with major shareholders and other key stakeholders, as appropriate

Limiting Service on Other Boards

Based on the evolving role of directors and the need to devote sufficient time to fulfill their responsibilities effectively, the Board has adopted a policy that a Director who is an executive officer of a public company should serve on no more than two public company boards, and other Directors should serve on no more than four public company boards.

10    Verizon 2020 Proxy Statement

Our Board Composition and Structure

Board Meetings and Executive Sessions

Board Meetings and Executive Sessions

In 2019, our Board of Directors held 8 meetings, including 7 regularly scheduled meetings and 1 special meeting. No incumbent Director attended fewer than 75% percent of the total number of meetings of our Board and the committees to which the Director was assigned. Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2019, all nine Directors standing for re-election attended the annual meeting.

The Corporate Governance Guidelines require the independent Directors to meet in executive session without any members of management present at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, our Board typically meets in executive session during each regular Board meeting.

Board Committees

Our Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Policy Committee, the Finance Committee, and the Human Resources Committee. Each committee has a written charter that defines its specific responsibilities. The chair of each committee approves the agenda and materials for each meeting. Each committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

Our committee meetings are not held concurrently, which enables our Directors to sit on multiple committees. Our newly appointed Directors also attend all committee meetings for a period prior to being appointed to any particular committee, which allows them to understand the inner workings of all committees.

Members* Gregory Weaver (Chair) Shellye Archambeau Clarence Otis, Jr. Kathryn Tesija * M. Frances Keeth served on the Audit Committee until May 2019. Meetings in 2019: 11

Audit Committee

Key Responsibilities

•   Assess and discuss with management Verizon’s significant business risk exposures (including those related to cybersecurity, data privacy, data security and bribery and corruption) and oversee management’s programs and policies to monitor, assess and manage such exposures

•   Assess Verizon’s overall control environment, including controls related to financial reporting, disclosure, compliance and significant financial and business risks

•   Appoint, approve fees for, and oversee the work of the independent registered public accounting firm

•   Oversee financial reporting and disclosure matters

•   Oversee Verizon’s internal audit function

•   Assess Verizon’s compliance processes and programs

•   Review the Chief Compliance Officer’s annual report regarding anti-corruption compliance, compliance with significant regulatory obligations, export controls, and data protection

•   Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets

•   Assess procedures for handling complaints relating to accounting, internal accounting controls or auditing matters

The Board has determined that each of Ms. Archambeau, Mr. Otis and Mr. Weaver is an audit committee financial expert, and that Ms. Keeth was an audit committee financial expert during her tenure on the Audit Committee in 2019.

The Audit Committee Report is included on page 53.

Verizon 2020 Proxy Statement    11

Our Board Composition and Structure

Board Committees

Members*

Shellye Archambeau (Chair)

Vittorio Colao

Melanie Healey

Rodney Slater

Kathryn Tesija

* Richard Carrión and M. Frances Keeth both served on the Corporate Governance and Policy Committee until May 2019.

Meetings in 2019: 6

Corporate Governance and Policy Committee

Key Responsibilities

•   Evaluate the structure and practices of our Board and its committees, including size, composition, independence and operations

•   Recommend changes to our Board’s policies or practices or the Corporate Governance Guidelines

•   Identify and evaluate the qualifications of Director candidates

•   Recommend Directors to serve as members of each committee and as committee chairs

•   Review potential related person transactions

•   Facilitate the annual assessment of the performance of the Board and its committees

•   Oversee Verizon’s position and engagement on important public policy issues that may affect our business and reputation and sustainability matters

•   Review the activities of Verizon’s community and social impact initiatives, including philanthropic activities

Members* Mark Bertolini (Chair) Vittorio Colao Clarence Otis, Jr. Gregory Weaver * Richard Carrión and M. Frances Keeth both served on the Finance Committee until May 2019. Meetings in 2019: 4

Finance Committee

Key Responsibilities

•   Monitor Verizon’s capital needs and financing arrangements and ability to access the capital markets

•   Monitor expenditures under the annual capital plan approved by our Board

•   Review Verizon’s policies and strategies for managing currency, interest rate, renewable energy and counterparty exposures

•   Review and approve Verizon’s derivatives policy and monitor the use of derivatives

•   Review Verizon’s insurance and self-insurance programs

•   Oversee the investment of pension assets and the funding of pension and other postretirement benefit obligations

12    Verizon 2020 Proxy Statement

Our Board Composition and Structure

Board Committees

Members* Daniel Schulman (Chair) Mark Bertolini Melanie Healey Clarence Otis, Jr. Rodney Slater * Richard Carrión served on the Human Resources Committee until May 2019. Meetings in 2019: 7

Human Resources Committee

Key Responsibilities

•   Oversee the development of Verizon’s executive compensation program and policies

•   Approve corporate goals relevant to the CEO’s compensation

•   Evaluate the CEO’s performance and recommend his compensation to the Board

•   Review and approve compensation and benefits for selected senior managers

•   Consult with the CEO on talent development

•   Oversee succession planning and assignments to key leadership positions

•   Review and make determinations under Verizon’s clawback policies

•   Review the impact of Verizon’s executive compensation policies and practices, and the performance metrics underlying the compensation program, on Verizon’s risk profile

•   Review and recommend non-employee Director compensation

The Compensation Committee Report is included on page 38.

Verizon 2020 Proxy Statement    13

Our Board Composition and Structure

Our Approach to Board and Committee Assessments

Our Approach to Board and Committee Assessments

Our Board conducts a comprehensive annual assessment to ensure that the Board and its committees continue to be effective and that their processes reflect best practices. In 2019, the Board engaged a third-party consulting firm to bring an outside perspective to the assessment process. As part of this robust assessment, each Director completed a written questionnaire designed to elicit suggestions for improving Board effectiveness and feedback on a range of issues, including Board leadership, culture, purpose and strategy, composition and structure and risk management. In addition, the third-party consulting firm conducted individual interviews with each of the independent Directors to discuss these topics. As part of the assessment process, the third-party consulting firm also surveyed and interviewed senior management who regularly interact with the Board with respect to these topics. The feedback received from the Director and senior management questionnaires and interviews was discussed by the full Board during an evaluation session facilitated by the third-party consulting firm under the direction of the Lead Director. The evaluation for 2019 concluded that the Board and its committees are operating effectively. The recommendations to further enhance Board effectiveness, which we addressed, include creation of an ESG leadership position and maintaining and strengthening Director education programs to ensure that Directors continue to stay current on the Company’s competitive and technology landscape.

In addition to annual assessments, the Board evaluates and modifies its oversight of Verizon’s operations on an ongoing basis. During their executive sessions, the independent Directors consider agenda topics that they believe deserve additional focus and raise new topics to be addressed in future meetings.

The Corporate Governance and Policy Committee annually appraises the framework for our Board and committee assessment processes.

2019 Board and Committee Assessment Led by Third-Party Consultant

Director and Senior
Management
Questionnaires

Written questionnaires on a range of topics relating to enhancing Board effectiveness provide feedback from Directors and senior management who regularly interact with the Board

One-On-One Discussions with Consultant Candid, one-on-one discussions between the third-party consulting firm and Directors and senior management to elicit additional feedback	Reporting Back A summary of the assessment results provided to the Board	Closed Session Discussions Closed session discussion of the assessment results facilitated by the third-party consulting firm under the direction of the Lead Director	Feedback Incorporated Policies and practices updated as appropriate to address any suggestions or enhancements per the assessment

Our Approach to Director Orientation and Continuing Education

We conduct an orientation program for each new Director that includes, among other things, a review of the Company’s purpose, business strategy and operations, technology, financial condition, legal and regulatory framework and other relevant topics. We also provide continuing education opportunities and programs for current Directors. These programs include formal education sessions, meetings with management subject matter experts, participation in industry forums and site visits.

14    Verizon 2020 Proxy Statement

Our Approach to Strategy and Risk Oversight

Oversight of Strategy

Beyond the Boardroom

Engagement outside of Board meetings provides our Directors with additional insight into our business and our industry, and gives them valuable perspectives on the performance of our Company, the Board, our CEO and other members of senior management, and on the Company’s strategic direction.

Our individual Directors have discussions with each other and with our CEO, and have informal individual and small group meetings with high potential members of our senior management team in order to gain insight into the Company’s management development program and succession pipeline.

Our committee chairs and Lead Director meet and speak regularly with each other and with members of our management in connection with planning for meetings.

Our Directors regularly attend “deep dives” on current topics of interest and technology training as part of their ongoing Director education program.

Our Directors receive weekly updates on recent developments, press coverage and current events that relate to our business, as well as monthly business operation reviews.

Our Approach to Strategy and Risk Oversight

Oversight of Strategy

All of our Directors have deep experience and expertise in strategic planning and execution. The Board engages Verizon’s senior leaders in robust discussions about strategic goals and challenges them to execute on the strategic plan, address emerging challenges and disruptions, and promote innovation. In addition to an annual strategy retreat, strategy is allocated substantial time on the agenda for each regular Board meeting. During these reviews, the Board engages with senior management regarding the competitive landscape, operational objectives and challenges and regulatory developments.

Oversight of Business Risks

While senior management has primary responsibility for managing business risks, our Board of Directors is responsible for risk oversight. The Board works with senior management to develop a comprehensive view of Verizon’s key short- and long-term business risks. Verizon has a formalized business risk management reporting process that is designed to provide visibility to the Board about critical risks and risk mitigation strategies.

The Board of Directors oversees the management of risks inherent in the operation of Verizon’s businesses and the implementation of its strategic plan by using several different levels of review. The Board addresses the primary risks

Verizon 2020 Proxy Statement    15

Our Approach to Strategy and Risk Oversight

Oversight of Data Privacy and Cybersecurity Risk

associated with Verizon’s business units and corporate functions in its operations reviews of those units and functions. Further, the Board reviews the risks associated with Verizon’s strategic plan throughout the year.

In addition, each of our Board committees oversees the management of risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management and may engage advisors.

Enterprise Risk Management Program. The Audit Committee oversees the operations of Verizon’s enterprise risk management program, which identifies the primary risks to Verizon’s business, including risks related to cybersecurity, data privacy and data security. The Audit Committee periodically monitors and evaluates the primary risks associated with particular business units and functions. As part of Verizon’s annual enterprise risk assessment process, the Audit Committee reviews key business risks with the Executive Vice President and Chief Financial Officer and the Senior Vice President of Internal Audit. These risks inform Board and Audit Committee discussion topics throughout the year.

In addition, the Audit Committee works with Verizon’s Senior Vice President of Internal Audit, who helps identify, evaluate and implement risk management controls and methodologies to address identified risks and who functionally reports directly to the Committee. At each Audit Committee meeting, the Committee meets with representatives from the independent registered public accounting firm, the Senior Vice President of Internal Audit, and the Executive Vice President and Chief Administrative, Legal and Public Policy Officer.

Anti-Corruption. Verizon has a robust anticorruption program to comply with applicable anticorruption rules, including the Foreign Corrupt Practices Act and the U.K. Bribery Act. As part of this program, the Audit Committee receives annual reports summarizing the Company’s continued compliance with applicable anticorruption rules.

Oversight of Data Privacy and Cybersecurity Risk

Protecting the privacy of our customers’ information and the security of our systems and networks has long been and will continue to be a priority at Verizon. The Board is committed to maintaining strong and meaningful privacy and security protections for our customers’ information. The Audit Committee has primary responsibility for overseeing Verizon’s risk management program relating to cybersecurity, data privacy and data security and monitors Verizon’s compliance in the areas of data and privacy protection. To this end, the Board and the Audit Committee receive regular updates on both privacy and cybersecurity matters.

Cybersecurity. To more effectively address the cybersecurity threats posed today, Verizon has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Verizon’s comprehensive information security program includes, among other aspects, vulnerability management, antivirus and malware protection, file integrity monitoring, encryption and access control. The Chief Information Security Officer leads an annual review and discussion with the full Board dedicated to Verizon’s cyber risks and threats and cyber protections and provides updates throughout the year, as warranted.

Data Privacy and Security. Verizon has technical, administrative and physical safeguards in place to help protect against unauthorized access to, use or disclosure of customer information and data we collect and store. Verizon has a dedicated Chief Privacy Officer whose team advises the business on privacy risks and assesses the effectiveness of privacy controls. The Chief Privacy Officer annually briefs the Audit Committee on data privacy risks and mitigating actions.

Oversight of Reputational Risk and Public Policy Engagement

As our operating footprint expands, so does our responsibility to consider the impacts of our products and operations on society. New technologies and new markets present considerable opportunities, but also create new risks. Companies in our industry and beyond are facing challenges that have impacted their reputations and brought adverse attention and action by consumers, regulators, and shareholders. The Board is mindful of not only how the technologies we build will provide positive experiences for our customers, but also how they could otherwise have unintended consequences.

16    Verizon 2020 Proxy Statement

Our Approach to Strategy and Risk Oversight

Oversight of Corporate Responsibility and Sustainability

Current Policy Issues and Corporate Reputation. The Corporate Governance and Policy Committee has primary responsibility for overseeing the Company’s handling of business and reputational risks relating to Verizon’s position and engagement on important public policy issues, as well as individual events and incidents that may affect the Company’s reputation. Each year, Verizon’s Executive Vice President and Chief Administrative, Legal and Public Policy Officer updates the Committee on the current policy issues facing the Company that may generate publicity and impact corporate reputation. Through this annual briefing, the Committee reviews and discusses with management the most pressing known reputational issues and the Company’s position on each issue, as well as the processes in place to anticipate potential developments in each of the identified areas and to quickly respond to any such developments in a timely manner.

Strategic Crisis Management. In order to position Verizon leadership and the Board to respond to strategic risks and protect Verizon’s core assets in a potential crisis, the Company maintains a Strategic Crisis Management Program. The Program defines clear roles and responsibilities in dealing with various potential crises and outlines a process to make decisions and implement appropriate actions on a timely basis. Through the Program, the Verizon Strategic Crisis Leadership Team is positioned to assume executive ownership of strategic crisis events through drills and scenario-based training. The Program also includes employee crisis awareness training in order to ensure that employees across the Company are prepared to quickly identify and report circumstances or events that could develop into a strategic crisis so that our leadership team can take appropriate steps in response. In addition, Verizon’s Board maintains a Board Crisis Response Plan, which is a structured plan to be used in connection with any crisis that could have a significant strategic impact on the Company’s brand, reputation, finances or legal, political or regulatory position—providing a framework for ensuring appropriate Board oversight and assessment of the response to a crisis, while allowing the necessary flexibility to address the different types of crises that might arise.

Oversight of Corporate Responsibility and Sustainability

Our Board recognizes that operating responsibly – respecting human rights by creating an environment of respect, integrity and fairness for our employees and customers wherever we do business, minimizing the environmental impact of our operations, fostering online trust and safety and protecting the privacy of our customer’s information – is fundamental to the long-term success of the Company. The Corporate Governance and Policy Committee oversees corporate responsibility and sustainability. In 2018, Verizon established a new management body called the Responsible Business Council, chaired by the CEO, to oversee the integration of responsible practices as a core operating principle. At least annually, the Chief Corporate Responsibility Officer briefs the Committee on the Council’s activities and the Company’s community and social impact initiatives. In 2019, Verizon created a new role dedicated to enhancing the Company’s sustainability reporting and stakeholder engagement on environmental, social and governance issues that align with Verizon’s core business strategy. The Chief ESG Officer heads a newly formed cross-functional team that focuses on strategic areas including governance, reporting, human rights, environmental sustainability and digital trust and safety and also oversees Verizon’s efforts to deliver on its ESG commitments. The Chief ESG Officer regularly provides the Corporate Governance and Policy Committee with updates on the Company’s ESG priorities, commitments and reporting.

Oversight of Financial Risk Management and Capital Allocation

The Finance Committee assists our Board in its oversight of financial risk management. In performing this function, the Finance Committee monitors Verizon’s capital needs and financing plans and oversees the strategy for managing risk related to currency, interest rate and renewable energy exposures. The Finance Committee reviews and approves the Company’s derivatives policy and monitors the use of derivatives. The Finance Committee also reviews Verizon’s pension and other postretirement benefit obligations, as well as its insurance and self-insurance programs.

Oversight of Compensation Risks

The Human Resources Committee considers the impact of the executive compensation program and of the incentives created by the compensation awards on Verizon’s risk profile. It also oversees management’s annual assessment of compensation risk arising from Verizon’s compensation policies and practices.

Verizon 2020 Proxy Statement    17

Our Approach to Strategy and Risk Oversight

Oversight of Succession Planning and Talent Development

Based on management’s review, Verizon has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on Verizon because they are appropriately structured and discourage employees from taking excessive risks.

Oversight of Succession Planning and Talent Development

Our Board of Directors recognizes that one of its most important duties is to ensure continuity in Verizon’s senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO. Our Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Human Resources Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

To ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and Human Resources Committee regularly consult with the CEO on Verizon’s organizational needs and competitive challenges, the potential of key managers, and plans for future developments and emergency situations. As part of this process, the Board and the Human Resources Committee also seek input from the Executive Vice President and Chief Human Resources Officer, as well as advice on related compensation issues from the Human Resources Committee’s independent compensation consultant.

Our Board generally conducts an in-depth review of senior leader development and succession planning at least once a year. Led by the CEO and the Executive Vice President and Chief Human Resources Officer, this review addresses Verizon’s management development initiatives, assesses senior management resources, and identifies individuals who should be considered as potential future senior executives.

Our goal is to develop well-rounded and experienced senior leaders. High potential executives are challenged regularly with additional responsibilities, new positions or promotions to expose them to our diverse operations. These individuals are often positioned to interact more frequently with the Board, both in full Board meetings and in less formal settings and small groups, so the Directors can get to know and assess them.

Other Risk-Related Matters

Business Conduct and Ethics. We are committed to operating with the highest level of integrity, responsibility and accountability. To that end, we have adopted a Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance about preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in the spirit of the Code of Conduct, and to comply with the specific ethical provisions of the Corporate Governance Guidelines. Our Board is strongly predisposed not to waive any of these business conduct and ethics provisions for executive officers or Directors. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Related Person Transactions. The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions between Verizon and any of our Directors or executive officers or members of their immediate families to determine if any participants have a material interest in the transaction. If the Committee determines that a material interest exists, based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any Committee members who are involved in a transaction under review do not participate in the Committee’s deliberations.

From time to time Verizon has employees who are related to our executive officers or Directors. Mr. McAdam, who served as Chairman until March 8, 2019 and as a Director until May 2, 2019, has a child who is employed by a Verizon subsidiary and earned approximately $153,000 in 2019. The amount of compensation earned was comparable to that of other employees in similar positions. This employee also participates in Verizon’s welfare and benefit plans that are made available to all employees.

18    Verizon 2020 Proxy Statement

Our Approach to Shareholder Engagement

Communicating with Our Directors

Our Approach to Shareholder Engagement

We believe that a robust shareholder outreach program is an essential component of maintaining our strong corporate governance practices. Ongoing communication with our investors helps our Board and senior management gather useful feedback on a wide range of topics. In our discussions with investors, we seek their input on a variety of corporate governance, compensation and ESG topics that may impact our business or reputation. We strive for a collaborative approach with investors to solicit and understand a variety of perspectives. Throughout 2019, we engaged with key institutional investors about matters including our Board leadership and composition, Board oversight of company strategy, cybersecurity, data privacy, human capital management and the company’s ESG priorities. This engagement included the participation of our independent Lead Director, Clarence Otis, Jr., when requested. Overall, investor sentiment was positive with respect to our Board of Directors, as well as our corporate governance practices and our executive compensation program. Shareholder feedback is regularly summarized and shared with our Board.

After considering input from shareholders, we updated our Corporate Governance Guidelines and enhanced our corporate governance disclosures regarding our Board composition and Director qualifications, the Lead Director role, the Board’s self-assessment process, our approach to Director tenure, limitations on other Board service and Director continuing education. We also expanded our political engagement report to include our significant memberships in trade associations and issue advocacy organizations.

Communicating with Our Directors

Our Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process, and has adopted the following procedure to facilitate this communication.

How to Contact the Board

Any shareholder or interested party may communicate directly with our Board, any committee of our Board, any individual Director (including the Lead Director and the committee chairs) or the non-employee Directors as a group, by writing to:

Verizon Communications Inc.

Board of Directors

(or committee name, individual Director, Lead

Director, committee chair or non-employee

Directors as a group, as appropriate)

1095 Avenue of the Americas

New York, New York 10036

Verizon’s Corporate Secretary reviews all correspondence addressed to our Directors and periodically provides the Board with copies of all communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. Typically the Corporate Secretary will not forward communications that are of a personal nature or are unrelated to the duties and responsibilities of our Board, including business solicitations or advertisements, mass mailings, job-related inquiries, or other unsuitable communications. All communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee.

Verizon 2020 Proxy Statement    19

Non-Employee Director Compensation

The Human Resources Committee, in consultation with its independent compensation consultant, reviews and recommends non-employee Director compensation. In 2019, each non-employee Director of Verizon was entitled to an annual cash payment of $125,000. The Chairs of the Corporate Governance and Policy Committee and the Finance Committee were entitled to receive an additional annual cash payment of $20,000, and the Chairs of the Audit Committee and the Human Resources Committee were entitled to receive an additional annual cash payment of $30,000. The Lead Director was entitled to an additional annual cash payment of $50,000, and the non-employee Chairman of the Board was entitled to an annual cash payment of $200,000. Directors who served in each of these roles for less than a full year received a portion of the annual payment commensurate with their service.

In 2019, each non-employee Director also received a grant of Verizon share equivalents valued at $175,000 on the grant date. No meeting fees were paid if a non-employee Director attended a Board or committee meeting on the day before or the day of a regularly scheduled Board meeting. Each non-employee Director who attended a Board or committee meeting held on any other date received a meeting fee of $2,000.

Each non-employee Director who joins our Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date the new Director joins our Board.

All share equivalents that non-employee Directors receive are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan, and invested in a hypothetical Verizon stock fund. Amounts in a Director’s deferred compensation account are paid in a cash lump sum in the year following the year the Director leaves our Board.

Non-employee Directors may choose to defer all or part of their annual cash payment and meeting fees (if any) under the Deferral Plan. They may elect to invest these amounts in the hypothetical investment options available to participants in Verizon’s Management Savings Plan or in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services.

The non-employee Directors are eligible to participate in the Verizon Foundation Matching Gifts Program. Under this program, which is open to all Verizon employees, the Foundation matches up to $5,000 per year of charitable contributions to accredited colleges and universities, $1,000 per year of charitable contributions to any non-profit with 501(c)(3) status, and $1,000 per year of charitable donations to designated disaster relief campaigns.

20    Verizon 2020 Proxy Statement

Non-Employee Director Compensation

Non-Employee Director Compensation in 2019

Non-Employee Director Compensation in 2019

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation[3] ($) (g)	Total ($) (h)
Shellye Archambeau*	155,000	175,000	0	0	0	0	330,000
Mark Bertolini*	145,667	175,000	0	0	0	0	320,667
Richard Carrión*+	48,667	175,000	0	0	0	100,000	323,667
Vittorio Colao	83,333	287,637	0	0	0	0	370,970
Melanie Healey	129,000	175,000	0	0	0	6,000	310,000
M. Frances Keeth*+	62,167	175,000	0	0	0	5,000	242,167
Lowell McAdam*+	97,667	175,000	0	0	0	0	272,667
Clarence Otis, Jr.*	186,167	175,000	0	0	0	0	361,167
Daniel Schulman*	154,000	175,000	0	0	0	0	329,000
Rodney Slater	129,000	175,000	0	0	0	0	304,000
Kathryn Tesija	135,000	175,000	0	0	0	0	310,000
Gregory Weaver*	165,000	175,000	0	0	0	0	340,000

*

Denotes a chair of a standing committee during 2019. Ms. Keeth also served as Lead Director until March 8, 2019, when Mr. Otis succeeded her in this role. Mr. McAdam served as non-employee Chairman of the Board from January 1, 2019 until March 8, 2019, when Mr. Vestberg succeeded him as Chairman.

+	Mr. Carrión, Ms. Keeth and Mr. McAdam each served on the Board until the beginning of May 2019.
1	This column includes all fees earned in 2019, whether the fee was paid in 2019 or deferred.
2

For each non-employee Director, this column reflects the grant date fair value of the non-employee Director’s 2019 annual stock award and, for Mr. Colao, the one-time grant he received when joining the Board, in each case computed in accordance with FASB ASC Topic 718. The following reflects the aggregate number of share equivalent awards outstanding as of December 31, 2019 for each person who served as a non-employee Director during 2019: Ms. Archambeau, 26,694; Mr. Bertolini, 21,703; Mr. Carrión, 140,933; Mr. Colao, 5,154; Ms. Healey, 36,863; Ms. Keeth, 72,784; Mr. McAdam, 4,911; Mr. Otis, 81,434; Mr. Schulman, 7,492; Mr. Slater, 48,828; Ms. Tesija, 31,143; and Mr. Weaver, 19,414. The number of share equivalents for Mr. McAdam include share equivalents earned while he was an employee of Verizon.

3

The amount in this column for Mr. Carrión reflects the first installment payable under a legacy charitable giving program in which he was a participant by virtue of his service as a director of a predecessor company. Under this program, when a participant retires from the Board or attains age 65 (whichever occurs later) or dies, Verizon will make one or more charitable contributions in the aggregate amount of $1,000,000, payable in ten annual installments. This program, which is closed to future participants, is financed through the purchase of insurance on the life of each participant. In 2019, the aggregate cost of maintaining and administering this program was $15,000. The amounts in this column for Ms. Healey and Ms. Keeth reflect matching contributions made on their behalf under the Verizon Foundation Matching Gift Program.

Verizon 2020 Proxy Statement    21

Executive

Compensation

Item 2: Advisory Vote to Approve Executive Compensation

Shareholders have strongly supported Verizon’s executive compensation program since our first annual advisory vote on the matter in 2009. We are asking you to vote in favor of the following non-binding resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Verizon’s proxy statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative discussion.”

The structure of our executive compensation program for 2019 is substantially the same as it was last year. Our Board recommends a vote FOR this resolution because the Board believes our program effectively:

•	Encourages strong short-term and long-term performance;

•	Aligns the executives’ long-term interests with those of our shareholders; and

•	Retains high-performing executives.

In the Compensation Discussion and Analysis and Compensation Tables beginning on page 23, we provide a detailed description of our executive compensation program, including our philosophy, the elements of our program and the compensation of our named executive officers. We encourage you to read these sections before deciding how to vote on this proposal.

This advisory resolution, commonly known as a “say-on-pay” resolution, is not binding on our Board of Directors. Nevertheless, the Board and the Human Resources Committee value shareholder feedback received through this annual say-on-pay vote and our direct investor outreach program. The voting results and direct shareholder input are carefully reviewed and considered and are an important part of the process for evaluating our executive compensation program.

The Board of Directors recommends that you vote FOR this proposal.

22    Verizon 2020 Proxy Statement

Compensation Discussion and Analysis

The Human Resources Committee of the Board of Directors oversees the development and implementation of the compensation program for Verizon’s named executive officers.

Shareholder Feedback on Compensation

Our Board, the Human Resources Committee and our management team value shareholder perspectives on our executive compensation program. Management and Directors engage with our institutional shareholders in meetings and calls throughout the year. Topics of discussion typically include the Committee’s choice of performance measures for awards issued under our Short- and Long-Term Incentive Plans, the relationship between the performance measures and our long-term strategy, the payout terms of equity awards, compensation recoupment policies and shareholder proposals. In addition to this direct feedback, as part of the Committee’s annual review of the executive compensation program, the Committee considers the outcome of Verizon’s annual shareholder advisory vote on executive compensation – the “say-on-pay.” At our Annual Meeting in May 2019, the compensation of our named executive officers was approved by approximately 90% of votes cast. Based on the perspective obtained from discussions with our long-term shareholders, the results of our 2019 say-on-pay vote, and the history of strong shareholder support in prior say-on-pay votes, the Committee believes our shareholders continue to strongly support Verizon’s executive compensation program.

Verizon 2020 Proxy Statement    23

Compensation Discussion and Analysis

Best Practices in Executive Compensation and Governance

Best Practices in Executive Compensation and Governance

Our compensation program reflects our commitment to industry-leading standards for compensation design and governance. The Human Resources Committee regularly reviews best practices in executive compensation and governance and revises our policies and practices when appropriate. The following table highlights some features of our executive compensation program that demonstrate the rigor of our policies.

What We Do		More Information on Page

Pay for performance	Approximately 90% of named executive officers’ total compensation opportunity is variable, incentive-based pay.	26

Robust stock ownership guidelines	We have stock ownership guidelines for the CEO of 7x base salary; for other named executive officers of 4x base salary; and for Directors of 3x the cash component of the annual Board retainer.	36

Shareholder outreach	Our outreach program gives institutional shareholders a regular opportunity to express their views about our executive compensation program and policies. Shareholder input is carefully considered by the Committee.	23

Clawback policies	Our clawback policies give us the right to cancel or “claw back” incentive compensation from any senior executive who has engaged in misconduct that results in (i) significant reputational or financial harm to Verizon or (ii) a material financial restatement.	37

Anti-hedging policy	Our anti-hedging policy prohibits Directors and executives who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.	37

Annual compensation risk assessment	We perform a risk assessment of our compensation program every year.	17

Independent compensation consultant	The Committee’s independent compensation consultant cannot do any work for the Company while it is engaged by the Committee.	25

Double-trigger change in control	In the event of a change in control, our Long-Term Incentive Plan (Long-Term Plan) requires an involuntary termination for any accelerated vesting of awards.	36

       What We Don’t Do

Tax gross-ups	We do not provide tax gross-ups to our executive officers or Directors.	35

Dividends on unearned performance awards	We do not pay dividends on unearned Performance Stock Units (PSUs) or Restricted Stock Units (RSUs).	31

Employment contracts	None of our named executive officers has an employment contract.	36

Guaranteed benefits	In 2006, we froze our defined benefit pension and supplemental benefits.	35

Roles and Responsibilities

Human Resources Committee

The Human Resources Committee of the Board of Directors oversees the design and implementation of the compensation program for our named executive officers, as well as Verizon’s management succession planning and talent development. The CEO’s compensation is determined by the independent members of the Board after receiving the Committee’s recommendation. References to the Committee in this Compensation Discussion and Analysis with respect to the CEO’s compensation reflect that process.

24    Verizon 2020 Proxy Statement

Compensation Discussion and Analysis

Benchmarking Total Compensation Opportunity

Management

The Committee may consult with the Executive Vice President and Chief Human Resources Officer about the design, administration and operation of the compensation program. The Committee has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to the Chief Human Resources Officer, who reports to the Committee on the actions taken under this delegation.

The Committee seeks the CEO’s views on whether the existing compensation policies and practices continue to support Verizon’s business and performance objectives, utilize appropriate performance targets, and appropriately reward the contributions of the other named executive officers. While the Committee values the CEO’s insight, ultimately the Committee makes an independent determination on all matters related to the compensation of the named executive officers.

Independent Compensation Consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve all terms of the engagement, including fees. The Committee retained Semler Brossy as its compensation consultant at the end of August 2019. Prior to that, it had retained Pearl Meyer as its compensation consultant. The compensation consultant, which is referred to as the Consultant, advises the Committee on all matters related to the compensation of our named executive officers and our non-employee Directors. The Consultant’s advisory services include providing current benchmarking data for our peer group and other relevant market data in our industry and helping the Committee interpret this data, as well as data provided by the Company. The Consultant participates in all Committee meetings and confers regularly with the Committee in executive session at those meetings.

Committee policy prohibits the Consultant from doing any work for the Company during its engagement, and neither Semler Brossy nor Pearl Meyer performed work for the Company in 2019. The Committee made assessments of its compensation consultants under SEC rules and NYSE and Nasdaq listing standards and concluded that each of Semler Brossy and Pearl Meyer was independent, and that the firms’ work in 2019 for the Committee did not raise any conflicts of interest.

Benchmarking Total Compensation Opportunity

The Committee evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each named executive officer’s total compensation opportunity – which represents the sum of the executive’s base salary and target award amounts under the Short-Term Incentive Plan (Short-Term Plan) and the Long-Term Plan – to the total compensation opportunities for executives in comparable positions at peer companies. A named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure and overall level of responsibility.

For 2019 compensation decisions, the Committee compared each named executive officer’s total compensation opportunity to the total compensation opportunities for executives in comparable positions at companies in the Related Dow Peers, which is composed of the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s five largest industry competitors that are not included in the Dow Jones Industrial Average, referencing the 50th percentile when making this comparison. The Related Dow Peers group includes our five largest industry competitors, as well as other large companies that we compete against in the marketplace for executive talent and investment dollars. Although many of the companies included in the group are similar to us in market capitalization, net income, revenue and total employees, Verizon is considerably larger than the median size of the Related Dow Peers. As a result, the Committee considered market data from a subset of the larger Related Dow Peers as an additional reference point when setting compensation levels. Because the significant majority of an executive’s total compensation is performance-based, the total amount of compensation an executive actually receives may be less or more than the targeted opportunity based on Verizon’s annual and long-term performance results.	Verizon’s Rank Among Related Dow Peers (35 Companies) 13th Market Capitalization 5th Net Income 9th Revenue 15th Total Employees

Verizon 2020 Proxy Statement    25

Compensation Discussion and Analysis

Compensation Objectives and Elements of Compensation

Appendix A to this proxy statement includes a chart that lists the companies included in the Related Dow Peers for 2019 compensation purposes, their market capitalization as of December 31, 2019, as reported by Bloomberg, and the net income attributable to the company, revenue and total number of employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

The Related Dow Peers were also used to evaluate Verizon’s relative stock performance under the Long-Term Plan, as described in “Long-Term Incentive Compensation” below. The peer groups utilized for compensation benchmarking and for measuring Verizon’s relative stock performance under the Long-Term Plan are reviewed each year.

Compensation Objectives and Elements of Compensation

Compensation Objectives

Verizon’s executive compensation program supports the creation of shareholder value by pursuing four key objectives:

•

Attract and retain high-performing executives with the leadership abilities and experience necessary to drive our customer-focused transformation of the digital market, within an enterprise of our scale, breadth and complexity;

•	Pay for superior results and sustainable growth by rewarding the achievement of challenging short- and long-term performance goals designed to build shareholder value;

•

Drive performance and create shareholder value by emphasizing variable, at-risk compensation with an appropriate balance of short-term and long-term objectives that align executive and shareholder interests; and

•	Manage risk through oversight and compensation design features, policies and practices that strike an appropriate balance between risk and reward.

Elements and Mix of Compensation to Emphasize Long-Term Performance

The Committee determines the appropriate balance between fixed and variable pay elements, short- and long-term pay elements, and cash and equity-based pay elements when setting total compensation opportunities at competitive levels.

Pay Element	Characteristics	Purpose
Base Salary	Annual fixed cash compensation	Attract and retain high-performing and experienced executives
Short-Term Incentive Opportunity	Annual variable cash compensation based on the achievement of predetermined annual performance measures	Motivate executives to achieve short-term performance goals that will establish the foundation for future growth
Long-Term Incentive Opportunity	Long-term variable equity awards granted annually as a combination of performance-based stock units and time-based restricted stock units	Align executives’ interests with those of shareholders, encourage efforts to grow long-term value, and retain executives

The Committee believes that a substantial majority of each named executive officer’s total compensation opportunity should be variable and at risk in order to emphasize a performance-based culture. In establishing the mix of incentive pay for the named executive officers, the Committee balances the importance of meeting Verizon’s short-term business goals with the need to create shareholder value over the longer term. To that end, long-term target compensation opportunities are more than double the annual base salary and short-term incentive target compensation opportunities. Moreover, since the annual Long-Term Plan awards feature three-year award cycles, with awards consisting of PSUs subject to both performance-based and time-based vesting requirements and RSUs subject to time-based vesting requirements, we reward sustained performance and also encourage high-performing executives to remain with Verizon.

26    Verizon 2020 Proxy Statement

Compensation Discussion and Analysis

Performance Target Setting

In making its 2019 compensation decisions, the Committee considered market data with respect to the mix of annual cash and long-term equity components for similarly situated executives among the Related Dow Peers and allocated approximately 10% of each executive’s total compensation opportunity in the form of base salary, 20% in the form of short-term incentive, and 70% in the form of long-term incentive.

Performance Target Setting

The Committee takes a holistic approach to establishing performance targets under our incentive plans and ensuring that they are aligned with Verizon’s short- and long-term strategic goals. In establishing performance targets, the Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic goals that continue to motivate and retain executives. As a result, our Short-Term and Long-Term Plans provide for measurable, rigorous performance targets that are attainable, but challenge executives to drive business results that generate shareholder value.

In setting the performance targets, the Committee considered the following factors:

•	Verizon’s short- and long-term strategy;

•	Economic, industry and competitive environments;

•	The creation of shareholder value;

•	The achievement level against performance targets in the prior year;

•	Financial analysts’ consensus estimates for the performance measures over future performance cycles;

•	The correlation among the performance measures and considerations of how Verizon’s operational performance will affect each measure differently; and

•

With regard to the diversity and environmental sustainability metric in the Short-Term Plan, Verizon’s public goal to reduce our carbon intensity, and our company-wide commitment to diversity and inclusion.

2019 Annual Base Salary

To determine an executive’s base salary, the Committee, with assistance from the Consultant, considers the pay practices of the Related Dow Peers for comparable positions; the executive’s experience, tenure, scope of responsibility and performance; internal pay alignment; continuity planning and management development considerations; and for newly-hired executives, the Committee also considers the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries, and the process ultimately relies on the subjective exercise of the Committee’s judgment.

In late 2018, the Committee approved the following base salaries effective January 1, 2019: $1 million for Mr. Dunne and $850,000 for Ms. Erwin in connection with their new roles as leaders of the Verizon Consumer Group and Verizon Business Group, respectively, and $950,000 for Mr. Ellis. The Committee approved these base salary levels in order to create an appropriate total compensation opportunity for these officers in light of the Committee’s reference of the 50th percentile for comparable executives within the Related Dow Peers and the compensation mix considerations described above. Mr. Vestberg and Mr. Gowrappan did not receive a base salary increase for 2019.

Verizon 2020 Proxy Statement    27

Compensation Discussion and Analysis

2019 Short-Term Incentive Compensation

2019 Short-Term Incentive Compensation

The Verizon Short-Term Plan motivates executives to achieve challenging short-term performance targets in order to provide the foundation for future growth. Each year, the Committee establishes the potential value of the awards under the Short-Term Plan, as well as the performance targets required to achieve these awards. In March 2019, the Committee adopted a new Verizon Short Term Incentive Plan to replace the Verizon Short Term Incentive Plan that was scheduled to expire by its terms in May 2019. The new Verizon Short-Term Incentive Plan is substantially similar to the prior plan, but eliminated certain administrative requirements contained in the prior plan relating to the deductibility of performance-based compensation based on attaining pre-established performance measures that were no longer applicable as a result of the enactment of the 2017 Tax Cuts and Jobs Act. The Committee set the values of the 2019 Short-Term Plan award opportunities as a percentage of an executive’s base salary based on both the scope of the executive’s responsibilities and the competitive pay practices of the Related Dow Peers. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the Grants of Plan-based Awards table on page 40.

For the named executive officers, target award opportunities, expressed as a percentage of base salary, did not change for 2019. However, the dollar value of the 2019 target award opportunities for Messrs. Ellis and Dunne and Ms. Erwin increased from 2019 as a result of the base salary increases described above.

The following table shows the 2019 Short-Term Plan target award opportunity for each of the named executive officers.

2019 Short-Term Plan Target Award Opportunity

Named Executive Officer	As a Percentage of Base Salary	As a Dollar Value
Mr. Vestberg	250%	$3,750,000
Mr. Ellis	150%	$1,425,000
Mr. Dunne	150%	$1,500,000
Ms. Erwin	150%	$1,275,000
Mr. Gowrappan	150%	$1,275,000

Annual Performance Measures

In the first quarter of 2019, the Committee established the performance measures for the Short-Term Plan that are consistent with Verizon’s strategic goals. For each such measure, the Committee set a target that challenges executives to drive business results that generate shareholder value. Verizon’s performance with respect to these measures determines the amount of the short-term incentive awards earned by the named executive officers.

The 2019 performance measures, along with the weighting ascribed to each, are shown below as a percentage of the total Short-Term Plan award opportunity at target level performance. The Committee believes that these performance measures are appropriate to motivate Verizon’s executives to achieve outstanding short-term results and, at the same time, help establish the foundation for long-term value for shareholders. The 2019 measures and related targets approved by the Committee are described in detail below.

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Compensation Discussion and Analysis

2019 Short-Term Incentive Compensation

2019 Short-Term Plan Performance Measures

Why these

performance

measures?

The Committee selected adjusted earnings per share (EPS), free cash flow and total revenue to reflect Verizon’s strategic goals of encouraging profitable operations, efficient use of capital and overall growth. The Committee also selected diversity and sustainability metrics to reflect Verizon’s commitments to promoting diversity among our employees and our business partners and to reducing the environmental impact of our operations.

45%	Adjusted EPS Target range: $4.55 – $4.64

    Verizon’s earnings are a function of the revenue earned from customers and the expenses incurred to serve those customers. As a result, adjusted EPS is a measure of the efficiency with which we are approaching the marketplace – the effectiveness with which we are balancing encouraging customers to start and continue relationships with us and the costs we are incurring to do so. The Committee assigned the greatest weight to adjusted EPS in determining the 2019 awards under the Short-Term Plan because this measure is broadly used and recognized by investors as a key indicator of ongoing operational performance and profitability. Adjusted EPS excludes special items, such as impairments and gains and losses from divestitures, business combinations, changes in accounting principles, the net impact of severance, pension and post-retirement benefit costs, extraordinary items and restructurings. As a result, the Committee believes this measure provides meaningful comparisons of our financial results from period to period and reflects the relative success of the ongoing business.

25%	Free Cash Flow Target range: $15.7 billion to $17.1 billion

    Free cash flow is a measure of the cash we have left over after we have made the capital expenditures necessary to continue to provide high-quality services to our customers. As a result, it is an indication of the extent to which we are efficiently using capital. It is also an indication of the amount of cash Verizon has available to return to shareholders in the form of dividends or share repurchases and to increase our financial flexibility by reducing outstanding debt. Free cash flow is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing and investing activities attributable to device payment plan receivable securitizations.

Verizon 2020 Proxy Statement    29

Compensation Discussion and Analysis

2019 Short-Term Incentive Compensation

25%	Total Revenue Target range: $132.4 billion to $133.8 billion

   Total Revenue reflects the extent to which we are able to attract and retain customers and the level of penetration of our products and services in key markets. The Committee views this measure as an important indicator of Verizon’s growth and success in realizing its strategic initiatives.

5%	Diversity and Sustainability Targets: At least 60% of U.S.-based workforce comprised of minority and female employees;
   direct at least $5.2 billion of our overall supplier spending to minority- and female-owned firms; reduce our    carbon intensity — the amount of carbon our business emits divided by the terabytes of data we transport over    our networks — by at least 10% compared to the prior year

    As a large, multinational company with a highly diverse customer and employee base, we know that our operations are strengthened when we     leverage the diversity of thought and cultures of our workforce and suppliers. We are also committed to reducing the environmental impact of our     operations because we believe that it is important for us to be good stewards of our planet while we continue to serve our customers.

2019 Adjusted Company Results

The Short-Term Plan provides for performance measures to be adjusted to exclude the impact of certain types of events not contemplated at the time the performance measures were set, such as significant transactions, changes in legal or regulatory policy and other special items. In determining free cash flow, the Committee made adjustments for discretionary pension plan contributions that were not contemplated at the time the free cash flow target was set.

1	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures may be found in Appendix B.

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Compensation Discussion and Analysis

Long-Term Incentive Compensation

2019 Short-Term Plan award. In addition to considering the Company’s strong performance against the pre-established performance measures, the Committee considered that the Company’s operational and EBITDA (earnings before interest, taxes, depreciation and amortization) performance in the second half of 2019 did not meet management’s expectations, notwithstanding the significant investments Verizon made in its strategic growth areas and the cost reduction initiatives it undertook in 2019. Based on this assessment, the Committee determined the final 2019 Short-Term Plan award as a percentage of the target level for the employees participating in the Short-Term Plan to be 110% of the target level, which reflects a reduction to the payout percentage that would have applied based solely on the Company’s performance against the pre-established performance measures.

The following table shows the payout percentage and amount of the Short-Term Plan award paid to each named executive officer.

Named Executive Officer	Payout Percentage	As a Dollar Value
Mr. Vestberg	110%	$4,125,000
Mr. Ellis	110%	$1,567,500
Mr. Dunne	110%	$1,650,000
Ms. Erwin	110%	$1,402,500
Mr. Gowrappan	110%	$1,402,500

Long-Term Incentive Compensation

The Long-Term Plan is intended to align executives’ and shareholders’ interests and to reward participants for creating long-term shareholder value.

Annual Long-Term Plan awards are made in 60% PSUs and 40% RSUs. The value of each PSU or RSU is equal to the value of one share of Verizon common stock. The Committee assumes each executive will earn 100% of the PSUs and RSUs awarded for purposes of determining the total compensation opportunity. PSUs and RSUs accrue dividend equivalents that are deemed to be reinvested in PSUs and RSUs, respectively. These dividend equivalents are paid when, and only to the extent that, the related PSUs and RSUs are actually earned. PSUs are earned over a three-year performance cycle, with cliff vesting at the end of the three-year period. The Committee believes that a three-year performance cycle is appropriate for the PSU awards because a multi-year performance cycle enables the Committee to meaningfully evaluate the execution of long-term strategies and the effect on shareholder value. Commencing with the 2017 annual grant, RSUs vest ratably over three years (as opposed to a single, longer cliff vesting schedule), which aligns with market practices and enables us to continue to attract and retain key executive talent.

The number of PSUs actually earned and paid is determined based upon Verizon’s achievement of pre-established performance targets over the three-year performance cycle, and the ultimate value of each PSU is based on the closing price of Verizon’s common stock on the last trading day of the performance cycle. Because the value of PSUs is linked to both stock price and performance targets, PSUs provide a strong incentive to executives to deliver value to Verizon’s shareholders. RSUs also provide a performance link as the value of the award depends on Verizon’s stock price. Both PSUs and RSUs provide a retention incentive by requiring the executive to remain employed with Verizon through the end of the applicable vesting period, subject to certain qualifying separations.

2019 Long-Term Plan Award Opportunities

In 2019, the Committee established the annual target long-term incentive award opportunities for the named executive officers as a percentage of base salary and set the award levels to provide a total compensation opportunity consistent with the Company’s overall compensation philosophy and the compensation mix considerations described above.

The Committee established the 2019 annual target award opportunity for named executive officers, other than Mr. Vestberg, within a range of 400% to 600% of base salary taking into account the market practices for each individual’s role and responsibilities, the individual’s performance, the strategic impact of the individual’s role and internal pay alignment. Based on the Committee’s assessment, the Committee approved a 2019 target award opportunity of 600% for each of the named

Verizon 2020 Proxy Statement    31

Compensation Discussion and Analysis

Long-Term Incentive Compensation

executive officers other than Mr. Vestberg. Upon Mr. Vestberg’s promotion to CEO in August 2018, the Committee approved an increase in Mr. Vestberg’s annual long-term target award opportunity to 800% of his base salary commencing with the 2019 annual long-term incentive award.

The 2019 target award opportunity for the named executive officers was allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award was converted into a target number of units using the closing price of Verizon’s common stock on the grant date.

The following table shows the target value of the 2019 Long-Term Plan awards granted to the named executive officers.

2019 Long-Term Plan Target Award Opportunity

Named Executive Officer	As a Percentage of Base Salary	As a Dollar Value
Mr. Vestberg	800%	$12,000,000
Mr. Ellis	600%	$5,700,000
Mr. Dunne	600%	$6,000,000
Ms. Erwin	600%	$5,100,000
Mr. Gowrappan	600%	$5,100,000

In 2019, the Committee determined that the Long-Term Plan award should incentivize our executives to deliver superior total shareholder return (TSR) performance and create free cash flow (FCF), as well as encourage retention among our highly-qualified team. To that end, consistent with past practice, each of the named executive officers received 60% of their 2019 Long-Term Plan award in the form of PSUs and 40% in the form of RSUs. Two-thirds of the 2019 PSUs are eligible to vest based on Verizon’s relative TSR, and one-third is eligible to vest based on Verizon’s cumulative free cash flow.

Long-Term Incentive Program Structure

As in prior award cycles, the 2019 PSUs are payable in cash and the 2019 RSUs are payable in Verizon shares. The Committee generally seeks to balance the potential shareholder dilution from paying awards in shares with cash flow considerations. In addition, paying the 2019 RSU awards in shares is consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers.

Terms of 2019 PSU Awards

Total Shareholder Return Metric

Two-thirds of the 2019 PSUs will vest based on Verizon’s TSR position compared with the companies in the Related Dow Peers as constituted on the date the awards were granted (TSR PSUs). Verizon’s TSR during the performance cycle must rank at least 16th (approximately the 56th percentile) among the Related Dow Peers for 100% of the target number of TSR PSUs to vest, meaning Verizon must achieve above median TSR PSU performance for target vesting. The TSR PSUs will vest at their maximum level (200% of target) only if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers — the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle ranks below 26th (approximately the 26th percentile) of the companies in the Related Dow Peers, none of the TSR PSUs will vest. The number of TSR PSUs that will vest in between these performance levels is determined by linear interpolation between vesting percentage levels.

32    Verizon 2020 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Compensation

Free Cash Flow Metric

One-third of the 2019 PSUs will vest based on Verizon’s cumulative free cash flow (FCF PSUs). The percentage of the FCF PSUs awarded for the 2019-2021 performance cycle that will vest is based on the extent to which Verizon’s cumulative FCF over the performance cycle meets or exceeds the cumulative FCF performance levels set by the Committee at the beginning of the performance cycle. FCF is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing and investing activities attributable to device payment plan receivable securitizations and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

The cumulative FCF target for the 2019-2021 performance cycle was set at a level reflective of our three-year strategic plan, which the Committee believes is attainable, but challenging in light of the business environment. The number of FCF PSUs that will vest ranges from 0%, if actual performance is below the threshold level, to 200%, if actual performance is at or above the maximum cumulative FCF level. The number of FCF PSUs that will vest in between identified performance levels is determined by linear interpolation between vesting percentage levels.

Why these performance measures	?

Relative TSR. The Committee understands that our investors have many different large-cap investment options. The Committee believes Verizon’s TSR compared to the TSR of the companies in the Related Dow Peers is a valuable indicator of our success because it measures our performance in returning value to our shareholders in comparison to alternative investments our shareholders could have made.

Free Cash Flow. The Committee views free cash flow as an important indicator of our success because it measures our ability to generate cash from operations, which may be reinvested in our business, used to make acquisitions or pay outstanding debt, or returned to shareholders in the form of dividends or through share repurchases.

Verizon 2020 Proxy Statement    33

Compensation Discussion and Analysis

Long-Term Incentive Compensation

2017 PSU Awards Earned in 2019

With respect to the PSUs awarded in 2017, the Committee determined the number of PSUs that vested for a participant based on the level of achievement of the two performance metrics over the three-year performance cycle:

2017-2019 TSR PSUs. Two-thirds of the PSUs awarded were eligible to vest based on Verizon’s TSR ranking for the 2017-2019 performance cycle relative to the Related Dow Peers as constituted on the date the award was granted. The accompanying chart shows the percentage of the TSR PSUs awarded for the 2017-2019 performance cycle that would vest based on Verizon’s TSR position compared with the companies in the Related Dow Peers as constituted on the date the awards were granted.

Over the three-year performance cycle ending December 31, 2019, Verizon’s TSR ranked 20th among the Related Dow Peers, resulting in a vesting percentage of 67% for the TSR PSUs.

2017-2019 FCF PSUs. One-third of the PSUs awarded was eligible to vest based on Verizon’s cumulative free cash flow over the 2017-2019 performance cycle compared to the performance targets set by the Committee at the beginning of the three-year cycle. The following shows the percentage of FCF PSUs awarded that would vest based on Verizon’s cumulative free cash flow over the 2017-2019 performance cycle at different performance levels.

Verizon’s Cumulative Free Cash Flow (in billions)	Percentage of Awarded FCF PSUs that Vest[1]
Greater than $39.3	200%
$36.7	150%
$34.1	100%
$28.3	50%
Less than $28.3	0%

1	For achievement between the stated levels, vesting is determined by linear interpolation.

At the time the 2017-2019 award was granted, the Committee provided for free cash flow to be determined on an adjusted basis, reflecting reductions and/or increases, to preserve the intended incentives by excluding the impact of certain types of events not contemplated by our financial plan, such as significant transactions, changes in legal or regulatory policy and other special items. In determining Verizon’s free cash flow over the performance cycle, the Committee made an adjustment for discretionary pension plan contributions made in 2017, 2018 and 2019, which were not contemplated when the FCF PSU targets were set and made an adjustment to normalize the impacts of the 2017 Tax Cuts and Jobs Act on free cash flow results. These adjustments are set forth in Appendix B. In accordance with this pre-established adjustment methodology, the Committee determined that Verizon’s cumulative free cash flow over the performance cycle was $45.6 billion, which resulted in a vesting percentage of 200% for the FCF PSUs.

2017-2019 PSU payout. Based on the results described above, in the first quarter of 2020 the Committee approved a payment to all participants in the Long-Term Plan, including the named executive officers, of 112% of the PSUs awarded for the 2017-2019 performance cycle plus dividend equivalents credited on those vested PSUs, which represents the weighted average of the two vesting percentages described above.

TSR PSU Vesting by Performance Level for 2017-2019 TSR PSUs

Verizon’s TSR Rank Among Related Dow Peers		Percent of TSR PSUs that Vest

1	>	200%

2	>	200%

3	>	200%

4	>	200%

5	>	172%

6	>	165%

7	>	158%

8	>	151%

9	>	144%

10	>	137%

11	>	130%

12	>	123%

13	>	116%

14	>	109%

15	>	102% ◀ Target Vesting

16	>	95%

17	>	88%

18	>	81% ◀ Median

19	>	74%

20	>	67%

21	>	60%

22	>	53%

23	>	46%

24	>	39%

25	>	32%

26	>	0%

27	>	0%

28	>	0%

29	>	0%

30	>	0%

31	>	0%

32	>	0%

33	>	0%

34	>	0%

35	>	0%

34     Verizon 2020 Proxy Statement

Compensation Discussion and Analysis

2020 Compensation Program Changes

2020 Compensation Program Changes

Commencing in June 2019, the Committee undertook a holistic review of our incentive programs focusing on areas to preserve, strengthen and transform to ensure that our programs continue to reflect our compensation guiding principles, take into account input from many of our largest investors, and strengthen our pay for performance alignment in light of our new organizational structure. As a result of this review, and in consultation with its independent compensation consultant, the Committee made changes to the company’s short-term incentive and long-term incentive programs commencing with the 2020 incentive plan awards. Please see the section titled “Compensation” in the letter to our shareholders at the beginning of this proxy statement for a summary of the changes to the 2020 executive compensation program.

Other Elements of the Compensation Program

Verizon also provides the named executive officers with limited additional benefits as generally described below, which are subject to applicable taxes and not intended to be a significant portion of their overall pay package. No named executive officer is eligible for a tax gross-up payment in connection with any of these benefits, including with respect to excise tax liability arising from any Internal Revenue Code Section 280G excess parachute payments.

Personal Benefits

Transportation. Verizon provides limited aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits also serve business purposes, such as allowing an executive to attend to confidential business matters while in transit.

Executive life insurance. Verizon offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participating in our basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and Verizon provides an annual cash payment to defray a portion of the annual premiums.

Financial planning. Verizon provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. If an executive participates in the program, the cost of the financial planning benefit is included in the executive’s income.

For additional information on these benefits, see footnote 4 to the Summary Compensation Table on page 40.

Retirement Benefits

Over ten years ago, the Committee determined that guaranteed pay in the form of defined benefit pension and supplemental executive retirement benefits was not consistent with Verizon’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to certain named executive officers are described in more detail under the section titled “Pension plans” beginning on page 43.

During 2019, all of Verizon’s named executive officers were eligible to participate in Verizon’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, referred to as the Savings Plan, and Verizon’s nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in the plans. Under the Savings Plan, executives may defer “eligible pay,” which includes base salary up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to “restore” benefits that are limited or cut back under the Savings Plan due to the Internal Revenue Code limits. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and short-term incentive that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be

Verizon 2020 Proxy Statement    35

Compensation Discussion and Analysis

Other Compensation Policies

deferred into the Savings Plan. Prior to 2018, the Deferral Plan also permitted participants to defer long-term incentive compensation, but these deferrals were not eligible for Company matching contributions. In 2019, all participants in both the Savings Plan and the Deferral Plan were eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay.

Severance and Change in Control Benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest-quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

Verizon was not a party to any employment agreement with any of the named executive officers in 2019. All senior managers (including all named executive officers except Mr. Vestberg) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause. As CEO, Mr. Vestberg is not eligible to participate in the Senior Manager Severance Plan and is not entitled to receive any cash severance benefits upon his separation from the Company.

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan for management employees other than senior managers. Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause (or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation), the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary plus target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person may not receive any duplicative benefits under the Senior Manager Severance Plan. The Senior Manager Severance Plan does not provide for any severance benefits based upon a change in control of the Company.

Under the Senior Manager Severance Plan, each named executive officer, other than Mr. Vestberg, is eligible to receive a cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity. To be eligible for any severance benefits, a participant must execute a release of claims against Verizon in the form satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after separation.

Consistent with the Committee’s belief that named executive officers should not receive cash severance benefits merely because a change in control occurs, the Long-Term Plan does not allow “single-trigger” accelerated vesting and payment of outstanding awards upon a change in control. Instead, the Long-Term Plan requires a “double trigger.” Specifically, if in the 12 months following a change in control a participant’s employment is terminated without cause, all of that participant’s then-unvested PSUs will fully vest at the target level performance, then-unvested RSUs will fully vest, and those PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

Other Compensation Policies

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of our shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels within five years of assuming their leadership roles.

•	The CEO is required to maintain share ownership equal to at least seven times base salary.

36    Verizon 2020 Proxy Statement

Compensation Discussion and Analysis

Other Compensation Policies

•	Other named executive officers are required to maintain share ownership equal to at least four times base salary.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. In addition, none of the named executive officers has engaged in any pledging transaction with respect to shares of Verizon’s stock.

Policy on Hedging Company Stock

Verizon believes that ownership of Verizon stock by the Company’s executives and members of the Board of Directors promotes alignment of the interests of the Company’s leadership with those of its stockholders. Verizon recognizes that transactions that are designed to hedge or offset declines in the market value of Verizon stock can disrupt this alignment. Hedging transactions allow the holder to own Verizon stock without the full risks and rewards of ownership, potentially separating the holder’s interests from those of other Verizon shareholders. Therefore, all employees receiving equity-based awards with respect to Verizon stock and members of the Verizon Board of Directors are prohibited from engaging in any transaction involving Verizon stock that is designed to hedge or offset any decrease in the market value of Verizon stock beneficially owned by the employee or Director. This prohibition includes, but is not limited to, buying and/or writing puts and calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

In addition, the Verizon Code of Conduct prohibits all employees from engaging in any transaction that permits them to benefit from the devaluation of Verizon’s stock, bonds, or other securities, including engaging in short selling or buying “put” options on Verizon stock.

Holding Executives Accountable – Verizon’s Clawback Policies

The Committee believes it is appropriate to hold senior executives accountable for misconduct that results in significant reputational or financial harm to Verizon. Accordingly, the Committee has adopted the following policies:

•

Senior Executive Clawback Policy. Verizon has the right to cancel or “clawback” the cash- and equity-based incentive compensation of senior executives who engage in willful misconduct in the performance of their duties that results in significant reputational or financial harm to Verizon.

•

Long-Term Plan Clawback Provisions. Annual equity grants under the Verizon Long-Term Plan give the Company the right to (i) require the recipient to forfeit or repay incentive-based compensation (both short-term and long-term) if Verizon is required to materially restate its financial results based on the individual’s willful misconduct or gross negligence while employed by the Company (where such restatement would have resulted in a lower payment being made to the individual) and (ii) enforce any right or obligation that Verizon may have regarding the clawback of incentive-based compensation under federal securities or other applicable laws.

These policies do not limit any other rights or remedies Verizon may have in the circumstances, such as terminating the executive or initiating other disciplinary procedures.

Disclosure of any clawbacks will be made in accordance with applicable requirements, including, in the case of the named executive officers and if material, in the Compensation Discussion and Analysis section of the proxy statement for the year in which the clawback decision is made.

Verizon 2020 Proxy Statement    37

Compensation Discussion and Analysis

Tax and Accounting Considerations

Shareholder Approval of Certain Severance Arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly situated management employees and payments in excess of, or outside, the terms of a Verizon plan or policy.

Tax and Accounting Considerations

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted. The TCJA significantly revised the income tax deductibility of executive compensation. Based on the changes introduced by the TCJA, a publicly-held company is generally prohibited from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017, which were based upon attaining pre-established performance measures set by the company’s compensation committee under a plan approved by the company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

The Committee takes this deductibility limitation into account in its consideration of compensation matters. However, the Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Verizon and our shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation in excess of $1 million will in fact be deductible.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program for our named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of Verizon and our shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and Verizon’s Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted,

The Human Resources Committee

Daniel Schulman, Chair

Mark Bertolini

Melanie Healey

Clarence Otis, Jr.

Rodney Slater

February 20, 2020

38    Verizon 2020 Proxy Statement

Compensation Tables

Summary Compensation

The following table provides information about the compensation paid to each of our named executive officers in 2017, 2018 and 2019.

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)

Hans Vestberg	2019	1,500,000	0	12,000,076	0	4,125,000	0	470,279	18,095,355
Chairman and Chief Executive Officer	2018	1,235,385	1,000,000	16,600,082	0	2,752,250	0	618,369	22,206,086
	2017	807,497	0	7,500,069	0	1,255,500	0	254,353	9,817,419

Matthew D. Ellis	2019	950,000	0	5,700,032	0	1,567,500	0	231,385	8,448,917
Executive Vice President and Chief Financial Officer	2018	792,307	0	4,800,020	0	1,308,000	0	160,349	7,060,676
	2017	742,308	0	3,750,088	0	1,046,250	2,998	107,724	5,649,368

Ronan Dunne	2019	1,000,000	0	6,000,095	0	1,650,000	0	303,376	8,953,471
Executive Vice President and Group CEO – Verizon Consumer	2018	846,154	0	4,250,008	0	1,389,750	0	228,214	6,714,126

Tami A. Erwin	2019	850,000	0	5,100,080	0	1,402,500	127,916	230,797	7,711,293
Executive Vice President and Group CEO – Verizon Business

K. Guru Gowrappan	2019	850,000	0	5,100,080	0	1,402,500	0	533,358	7,885,938
Executive Vice President and Group CEO – Verizon Media	2018	603,448	1,999,998	8,695,827	0	1,020,000	0	433,665	12,752,938

1

The amounts in this column reflect the aggregate grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For Mr. Gowrappan, the amount in this column with respect to his special performance-based RSU (PRSU) award represents the sum of the grant date fair value of the PRSU award on the April 9, 2018 grant date plus the incremental fair value attributable to the modification of this award on October 5, 2018 as described in footnote 4(3) to the Outstanding Equity Awards at Fiscal Year-end table on page 42, in each case computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the applicable date (the aggregate PRSU grant date fair value). The grant date fair value of each of the PSU awards granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program, the special PSU award granted to Mr. Vestberg in 2018, and the Special PRSU award granted to Mr. Gowrappan in 2018 has been determined based on the vesting of 100% of the nominal PSUs or PRSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the awards on the grant date. The following table reflects the grant date fair value of the PSU awards, as well as the maximum value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSU awards vested at their maximum level. For Mr. Gowrappan’s PRSU award, the amount in the following table reflects the aggregate PRSU grant date fair value, as well as the maximum value of this award based on the closing price of Verizon’s common stock on October 5, 2018 (the date on which the award was modified as described in footnote 4(3) to the Outstanding Equity Awards at Fiscal Year-end table) if, due to Verizon Media Group’s performance during the applicable performance cycle, the PRSU award vested at its maximum level.

	Grant Date Fair Value of PSUs				Maximum Value of PSUs
Name	2017 ($)	2018 ($)	2018 Special Award ($)	2019 ($)	2017 ($)	2018 ($)	2018 Special Award ($)	2019 ($)
Mr. Vestberg	2,700,031	3,960,041	10,000,030	7,200,057	5,400,062	7,920,082	20,000,060	14,400,114

Mr. Ellis	2,250,043	2,880,012		3,420,008	4,500,086	5,760,024		6,840,016

Mr. Dunne		2,550,005		3,600,057		5,100,010		7,200,114

Ms. Erwin				3,060,025				6,120,050

Mr. Gowrappan			3,595,811	3,060,025			10,787,433	6,120,050

2	The amounts in this column for 2019 reflect the 2019 Short-Term Plan award paid to the named executive officers in February 2020 as described beginning on page 28.
3

Verizon froze all future pension accruals under its defined benefit plans in 2006. The named executive officers other than Ms. Erwin are not eligible for pension benefits. The amount in this column for 2019 for Ms. Erwin reflects the sum of the change in the actuarial present value of the accumulated benefit under the defined benefit plans in the amount of $127,916. Verizon’s nonqualified deferred compensation plans did not provide a preferential or “above market” rate of interest in 2019.

Verizon 2020 Proxy Statement    39

Compensation Tables

Plan-based Awards

4	The following table provides the detail for 2019 compensation reported in the “All Other Compensation” column.

Name	Personal Use of Company Aircraft ($)	Personal Use of Company Vehicle[a] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[b] ($)	Other[c] ($)	All Other Compensation Total ($)

Mr. Vestberg	0	1,846	25,050	304,811	110,757	27,815	470,279

Mr. Ellis	0	0	25,050	165,587	27,748	13,000	231,385

Mr. Dunne	0	0	25,050	178,246	82,925	17,155	303,376

Ms. Erwin	0	0	25,050	136,020	58,727	11,000	230,797

Mr. Gowrappan	0	0	25,050	105,911	2,397	400,000	533,358

a

The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the executive’s total 2019 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the total 2019 driver hours for the executive’s personal use multiplied by the driver’s hourly rate).

b

Executive life insurance is available to US-based executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy, chooses the level of coverage and is responsible for paying the premiums. However, Verizon pays each executive an amount, shown in this column, which is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For Messrs. Vestberg and Dunne and Ms. Erwin, the executive life insurance policy provides a death benefit equal to five times the sum of the executive’s base salary plus his or her Short-Term Plan award opportunity at 67% of target level (capped at $10 million for Messrs. Vestberg and Dunne) if the executive dies before a designated date. For Mr. Ellis, the executive life insurance policy provides a death benefit equal to two times the sum of his base salary plus his Short-Term Plan award opportunity at 67% of target level if he dies before a designated date. This date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation. Mr. Gowrappan did not participate in the executive life insurance program in 2019. For Mr. Gowrappan, the amount in this column represents the amount of the premiums paid by the Company for his participation in the group term life insurance program during 2019.

c

This column represents the total amount of other perquisites and personal benefits provided. These other benefits consist of: (i) financial planning services in the amount of $25,275 for Mr. Vestberg, $13,000 for Mr. Ellis, $17,155 for Mr. Dunne and $11,000 for Ms. Erwin, and (ii) relocation expenses of $2,540 for Mr. Vestberg in connection to his relocation from Sweden to the United States and $400,000 for Mr. Gowrappan in connection with his relocation from San Francisco to New York. The Company provides each of the named executive officers who elect to participate in the financial planning program with a financial planning benefit equal to the Company’s payment for the services.

Plan-based Awards

The following table provides information about the 2019 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
Name (a)	Type of Award[1]	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Mr. Vestberg	STP	—	1,875,000	3,750,000	5,625,000
	PSU	3/8/2019				47,126	127,367	254,734				7,200,057
	RSU	3/8/2019							84,911			4,800,019

Mr. Ellis	STP	—	712,500	1,425,000	2,137,500
	PSU	3/8/2019				22,385	60,499	120,998				3,420,008
	RSU	3/8/2019							40,333			2,280,024

Mr. Dunne	STP	—	750,000	1,500,000	2,250,000
	PSU	3/8/2019				23,563	63,684	127,368				3,600,057
	RSU	3/8/2019							42,456			2,400,038

Ms. Erwin	STP	—	637,500	1,275,000	1,912,500
	PSU	3/8/2019				20,028	54,131	108,262				3,060,025
	RSU	3/8/2019							36,088			2,040,055

Mr. Gowrappan	STP	—	637,500	1,275,000	1,912,500
	PSU	3/8/2019				20,028	54,131	108,262				3,060,025
	RSU	3/8/2019							36,088			2,040,055

40    Verizon 2020 Proxy Statement

Compensation Tables

Plan-based Awards

1	These awards are described in the Compensation Discussion and Analysis beginning on page 28.
2	The actual amount awarded in 2019 was paid in February 2020 and is shown in column (g) of the Summary Compensation table on page 39.
3

These columns reflect the potential payout range of PSU awards granted in 2019 to our named executive officers in accordance with the Company’s annual long-term incentive award program, as described beginning on page 31. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers and Verizon’s cumulative free cash flow over the three-year performance cycle as described in more detail beginning on page 32. PSUs and the applicable dividend equivalents are paid only if and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of PSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date.

4

This column reflects the number of RSUs granted in 2019 to the named executive officers in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of RSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date. These dividend equivalents are only distributed to the award holder if and when the award vests.

5

This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was the most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-end

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1,2] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4,5] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[6] ($) (j)	Grant Date

Mr. Vestberg	0	0	0	0	0	13,811 73,095 38,866 0 87,636	847,995 4,488,033 2,386,372 0 5,380,850	0 0 149,537 407,774 151,172	0 0 9,181,572 25,037,324 9,281,961	4/3/2017 5/4/2017 3/6/2018 8/1/2018 3/8/2019

Mr. Ellis	0	0	0	0	0	11,300 28,267 41,627	693,820 1,735,594 2,555,898	0 108,753 71,806	0 6,677,434 4,408,888	3/3/2017 3/6/2018 3/8/2019

Mr. Dunne	0	0	0	0	0	12,430 0 25,028 43,818	763,202 0 1,536,719 2,690,425	0 43,291 96,292 75,587	0 2,658,067 5,912,329 4,641,042	3/3/2017 12/7/2017 3/6/2018 3/8/2019

Ms. Erwin	0	0	0	0	0	8,663 0 19,876 37,246	531,908 0 1,220,386 2,286,904	0 43,291 76,468 64,248	0 2,658,067 4,695,135 3,944,827	3/3/2017 12/7/2017 3/6/2018 3/8/2019

Mr. Gowrappan	0	0	0	0	0	78,234 0 37,246	4,803,568 0 2,286,904	0 69,030 64,248	0 4,238,442 3,944,827	4/9/2018 4/9/2018 3/8/2019

1	The amounts listed in this column represent the number of RSUs outstanding on December 31, 2019 with respect to the following awards:

(1) for all of the named executive officers other than Mr. Vestberg and Mr. Gowrappan, the third tranche of their 2017 annual RSU award granted on March 3, 2017, which vested on March 3, 2020;

(2) for Mr. Vestberg, the third tranche of his 2017 annual RSU award granted on April 3, 2017, that is scheduled to vest on April 3, 2020;

(3) for all of the named executive officers other than Mr. Gowrappan, the second and third tranches of their annual 2018 RSU award granted on March 6, 2018, one of which vested on March 6, 2020 and one of which is scheduled to vest on March 6, 2021, respectively;

(4) for all of the named executive officers, all three tranches of their annual 2019 RSU award granted on March 8, 2019, one of which vested on March 8, 2020 and two of which are scheduled to vest on March 8, 2021 and March 8, 2022, respectively;

(5) for Mr. Vestberg, the special RSU award granted to him on May 4, 2017, that is scheduled to vest on May 4, 2020 and will be settled in shares of Verizon common stock which Mr. Vestberg must hold for at least two years following the vesting date; and

(6) for Mr. Gowrappan, the second and third tranches of his 2018 annual RSU award granted to him on April 9, 2018 (which comprised his entire 2018 Long-Term Plan award) that are scheduled to vest on April 9, 2020, and April 9, 2021, respectively, and will be settled in cash.

2

The RSUs accrue quarterly dividends that are reinvested into the participants’ accounts as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2019.

Verizon 2020 Proxy Statement    41

Compensation Tables

Value realized from stock options and certain stock-based awards

3	The amounts in this column represent the value of the RSUs listed in column (g) based on a share price of $61.40, the closing price of Verizon’s common stock on December 31, 2019.
4	The amounts listed in this column represent the number of PSUs or PRSUs outstanding on December 31, 2019 with respect to the following awards:

(1) for all of the named executive officers other than Mr. Gowrappan, their 2018 and 2019 annual PSU awards granted on March 6, 2018 and March 8, 2019, that are scheduled to vest on December 31, 2020 and December 31, 2021, respectively and for Mr. Gowrappan, the annual PSU award granted on March 8, 2019 that is scheduled to vest on December 31, 2021;

(2) for Mr. Vestberg, the special PSU award granted to him on August 1, 2018 in connection with his promotion to CEO with a payout range between 0% and 200% of the nominal number of PSUs subject to the award. The number of PSUs that vest at the end of the five-year award period ending July 31, 2023 will be determined based on Verizon’s average annual ROE during that period, and the final award payout will include dividend equivalents that accrue on the vested portion of the award. No PSUs will vest unless Verizon’s five-year average annual ROE meets the minimum threshold of 18%. If Verizon’s five-year average annual ROE meets the target percentage of 28%, 100% of the nominal number of PSUs granted will vest. If Verizon’s five-year average annual ROE is at least 38%, a maximum of 200% of the PSUs granted will vest. If Verizon’s five-year average annual ROE is greater than 18% but less than 28%, the percentage of PSUs that will vest will be between 50% and 100% on an interpolated basis, and if Verizon’s five-year average annual ROE is greater than 28% but less than 38%, the percentage of PSUs that will vest will be between 100% and 200% on an interpolated basis. The award, to the extent vested, will be settled in shares of Verizon common stock, and Mr. Vestberg will be required to hold any such shares for at least two years following the vesting date;

(3) for Mr. Gowrappan, the special PRSU award that was granted to him on April 9, 2018 and modified on October 5, 2018. One times the target number of PRSUs awarded, with dividend equivalents, will vest on April 9, 2021, assuming continued employment through that date. Under the original terms of the award, if Verizon Media Group’s cumulative revenue over a three-year performance period beginning January 1, 2018 and ending December 31, 2020 met or exceeded a Verizon Media Group cumulative revenue level for that period set by the Committee, two times the target number of PRSUs granted, with dividend equivalents, would vest. On October 5, 2018, in connection with Mr. Gowrappan’s promotion to CEO of the Verizon Media Group, the Committee modified the award to align the Verizon Media Group cumulative revenue target for the three-year performance period with the Verizon Media Group business plan as in effect when Mr. Gowrappan became CEO and increase the multiplier for the achievement of that target revenue level from two times to three times the target number of PRSUs granted as an additional incentive to drive the Verizon Media Group’s revenue. The award, to the extent vested, will be settled in shares of Verizon common stock. The number of units for Mr. Gowrappan has been rounded to the nearest whole number;

(4) for Mr. Dunne and Ms. Erwin, the special PRSU award granted to each of them on December 7, 2017, which will vest at 100% of the PRSUs granted at the end of the three-year period ending on December 31, 2020, assuming continued employment through that date, and which may vest at 150% of the PRSUs granted if Verizon’s Wireless Service Revenue over the three-year performance period meets or exceeds the Wireless Service Revenue level set by the Committee and, to the extent vested, will be settled in shares of Verizon common stock.

5

The PSUs and PRSUs accrue quarterly dividends that are reinvested into the participants’ accounts as additional units. The PSUs and PRSUs, and the applicable dividend equivalents, are paid if and to the extent that the applicable award vests. As required by SEC rules, the number of units in this column represent the 2018 annual PSU awards at a 171% vesting percentage, the 2019 annual PSU awards at a 115% vesting percentage, Mr. Vestberg’s special PSU award at a 200% vesting percentage, Mr. Gowrappan’s special PRSU award at a 100% vesting percentage, and Mr. Dunne’s and Ms. Erwin’s special PRSU awards at a 100% vesting percentage, in each case including accrued dividend equivalents through December 31, 2019 that will be paid if the awards vest at the indicated levels.

6	The amounts in this column represent the value of the PSUs or PRSUs listed in column (i) based on a share price of $61.40, the closing price of Verizon’s common stock on December 31, 2019.

Value realized from stock options and certain stock-based awards

The following table reports the value realized from the vesting of the following stock-based awards:

•	the annual 2017 PSUs that vested on December 31, 2019 for Messrs. Vestberg, Ellis, Dunne, and Ms. Erwin;

•	the second tranche of Mr. Vestberg’s 2017 RSUs that vested on April 3, 2019;

•	the second tranche of the annual 2017 RSUs that vested on March 3, 2019 for Messrs. Ellis, Dunne, and Ms. Erwin;

•	the first tranche of annual 2018 RSUs that vested on March 6, 2019 for Messrs. Vestberg, Ellis, Dunne, and Ms. Erwin;

•	the first tranche of Mr. Gowrappan’s 2018 RSUs that vested on April 9, 2019; and

•	the third tranche of Mr. Dunne’s 2016 RSUs that vested on September 19, 2019.

Based on the Company’s relative TSR as compared with the Related Dow Peers and its cumulative free cash flow over the performance period, the Committee approved a vesting percentage of 112% of the target number of PSUs granted for the 2017-2019 performance cycle for all participants. The values of the 2017 PSU awards upon vesting for Messrs. Vestberg, Ellis, Dunne, and Ms. Erwin were $4,318,833, $3,533,668, $3,887,035, and $2,709,173, respectively, and the values of the second tranche of the 2017 RSU awards upon vesting for Messrs. Vestberg, Ellis, Dunne, and Ms. Erwin were $787,698, $623,583, $685,928, and $478,089, respectively. The values of the first tranche of 2018 RSUs upon vesting for Messrs. Vestberg, Ellis, Dunne, Gowrappan and Ms. Erwin were $1,048,344, $762,422, $675,055, $2,213,407, and $536,083, respectively. The value of the third tranche of Mr. Dunne’s 2016 RSUs upon vesting was $1,765,689.

42    Verizon 2020 Proxy Statement

Compensation Tables

Pension plans

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting[1,2,3] ($) (e)

Mr. Vestberg	0	0	102,548	6,154,875

Mr. Ellis	0	0	82,192	4,919,673

Mr. Dunne	0	0	116,911	7,013,707

Ms. Erwin	0	0	62,145	3,723,345

Mr. Gowrappan	0	0	37,901	2,213,407

1

The amounts include dividend equivalents that were credited on the PSU awards that vested on December 31, 2019 in accordance with the terms of the awards. The amounts also include dividend equivalents that were credited on the RSU awards that vested on March 3, 2019 and March 6, 2019, as well as the RSU award for Mr. Vestberg that vested on April 3, 2019, the RSU award for Mr. Gowrappan that vested on April 9, 2019 and the RSU award for Mr. Dunne that vested on September 19, 2019.

2

For Messrs. Vestberg, Ellis, Dunne, and Ms. Erwin, the amounts in this column include the number of shares acquired on vesting of their 2017 annual PSU awards multiplied by $61.40, the closing price of Verizon’s common stock on December 31, 2019. For all named executive officers except Mr. Vestberg and Mr. Gowrappan, the amounts in this column include the number of shares acquired on vesting of the second tranche of their 2017 annual RSU award that vested on March 3, 2019, multiplied by $56.96, the closing price of Verizon’s common stock on March 3, 2019. For all named executive officers except Mr. Gowrappan, the amounts in this column include the number of shares acquired on vesting of the first tranche of their 2018 annual RSU award that vested on March 6, 2019, multiplied by $55.68, the closing price of Verizon’s common stock on March 6, 2019. For Mr. Vestberg the amount includes the number of shares acquired on vesting of the second tranche of his 2017 annual RSU award multiplied by $58.87, the closing price of Verizon’s common stock on April 3, 2019. For Mr. Gowrappan the amount includes the number of shares acquired on vesting of the first tranche of his 2018 RSU award multiplied by $58.40, the closing price of Verizon’s common stock on April 9, 2019. For Mr. Dunne the amount also includes the number of shares acquired on vesting of the third tranche of his 2016 annual RSU award multiplied by $59.98, the closing price of Verizon’s common stock on September 19, 2019.

3

The amounts in this column include $623,588 and $1,143,241 for Messrs. Ellis and Dunne, respectively, that was deferred under the Verizon Executive Deferral Plan when the amounts would have otherwise been paid.

Pension plans

Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans in 2006. None of the named executive officers other than Ms. Erwin is eligible for a pension benefit.

Verizon Wireless Retirement Plan component of the Verizon Management Pension Plan. In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Effective December 31, 2017, Verizon merged the Verizon Wireless Retirement Plan into the Verizon Management Pension Plan (VMPP) and established it as a separate component plan within the VMPP. Ms. Erwin is entitled to both a tax-qualified and a nonqualified pension benefit under this plan.

Ms. Erwin’s tax-qualified benefit was determined under two formulas (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) the formula applicable to former US West employees, which is a final average pay formula based on 11.25 years of service multiplied by (a) 1.25% of Ms. Erwin’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006 up to the IRS Covered Compensation level in effect for 2006, the year the plan was frozen, plus (b) 1.50% of Ms. Erwin’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006 in excess of the IRS Covered Compensation level in effect for 2006, the year the plan was frozen. The compensation used for this purpose was limited by IRS compensation limits in effect for each applicable year. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. Ms. Erwin is eligible for unreduced early retirement benefits under the plan upon separation from the Company. Ms. Erwin’s nonqualified plan benefit

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Compensation Tables

Defined contribution savings plans

was determined using the 1.50% final average pay formula and was calculated based on 11.25 years of service and only included her eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Ms. Erwin, eligible pay consisted of base salary and the Short-Term Plan award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

The following table illustrates the actuarial present value as of December 31, 2019 of pension benefits accumulated by Ms. Erwin, the only named executive officer who is eligible for pension benefits.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Ms. Erwin	Verizon Wireless Retirement Plan — Qualified	32	628,896	0
	Verizon Wireless Retirement Plan — Nonqualified	32	387,835	0

1

The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 11 to the Company’s consolidated financial statements for the year ended December 31, 2019, as included in Verizon’s 2019 Annual Report. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which she can retire without having the retirement benefit reduced under the plan.

Defined contribution savings plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers who participate in these plans are subject to the same terms as other participants in these plans.

Under the Savings Plan, executives may defer “eligible pay”, which includes base salary up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to restore benefits that are limited or cut back under the Savings Plan. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and Short-Term Plan award that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. Prior to 2018, participants were permitted to defer certain long-term incentive awards under the Deferral Plan (those deferrals were not eligible for Company match). Deferrals of long-term incentive awards were no longer permitted after 2017. Long-term incentive awards deferred prior to 2018 remain subject to the terms of the award and the applicable deferral election.

For 2019, participants in the Savings Plan and the Deferral Plan were eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay. In determining whether to make a profit-sharing contribution, the Committee used the same criteria it used to determine the Short-Term Plan award paid to employees. For 2019, the discretionary contribution was 2.25%.

Participants in the Deferral Plan may elect to invest their deferrals in the hypothetical investment options available to all participants under the Savings Plan or in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services. Under SEC rules, earnings on balances invested in this option may be reportable as “above market” interest in the Summary Compensation table of the proxy statement in any given year if the rate of interest exceeds 120% of the applicable federal long-term rate at the time the plan interest rate or formula was originally established. Participants in the Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

44    Verizon 2020 Proxy Statement

Compensation Tables

Potential payments upon termination or change in control

Ms. Erwin also has an account balance under the Verizon Wireless Executive Savings Plan (ESP). The ESP is a nonqualified deferred compensation plan that was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

The Nonqualified Deferred Compensation table below shows the 2019 account activity for each named executive officer and includes each participating executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2019.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions[3] ($) (e)	Aggregate Balance at Last FYE[3] ($) (f)

Mr. Vestberg	Verizon Executive Deferral Plan	238,335	304,811	47,228	0	711,738

Mr. Ellis	Verizon Executive Deferral Plan	437,811	165,587	105,316	0	1,759,981

Mr. Dunne	Verizon Executive Deferral Plan	290,742	178,246	80,247	0	1,207,613

Ms. Erwin	Verizon Executive Deferral Plan	111,818	136,020	147,187	0	3,094,882
	Verizon Wireless Executive Savings Plan	0	0	6,553	0	54,013

Mr. Gowrappan	Verizon Executive Deferral Plan	96,058	105,911	17,755	0	266,255

1

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation table for 2019 in columns (c) and (j): for Mr. Vestberg, $73,200; for Mr. Ellis, $40,200; for Mr. Dunne, $43,200; for Ms. Erwin, $45,600 and for Mr. Gowrappan, $34,858.

2	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation table.
3

The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation table for the following years:

•        For Mr. Vestberg, a total of $280,381 was reported (2018 to 2019);

•        For Mr. Ellis, a total of $450,606 was reported (2017 to 2019);

•        For Mr. Dunne, a total of $247,243 was reported (2019); and

•        For Mr. Gowrappan, a total of $105,866 was reported (2019).

Potential payments upon termination or change in control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or change in control of Verizon had occurred at the end of 2019 under Verizon’s compensation plans and agreements.

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the Pension Benefits and Nonqualified Deferred Compensation tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2019 Short-Term Plan awards and amounts earned under our Long-Term Plan awards that vested on December 31, 2019 are not included in the summaries or tables below. Amounts earned under our 2019 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 28 and are reported in the Summary Compensation table on page 39. Amounts earned under our Long-Term Plan awards that vested on December 31, 2019 are discussed in the Compensation Discussion and Analysis beginning on page 31 and are reported in the Option Exercises and Stock Vested table on page 43. If a named executive officer’s employment had terminated on December 31, 2019 for any reason other than for cause, the full amount of the 2019 Short-Term Plan award and the full amount of the

Verizon 2020 Proxy Statement    45

Compensation Tables

Potential payments upon termination or change in control

Long-Term Plan awards that vested on December 31, 2019, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential payments upon qualifying separation or involuntary termination without cause

Mr. Vestberg. As CEO, Mr. Vestberg is not eligible to participate in the Senior Manager Severance Plan described below. Mr. Vestberg is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan. Verizon provides severance benefits to certain employees, including all of the named executive officers other than the CEO, under the Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target Short-Term Plan award opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the separation occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other benefits. Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives would only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual cash payment from Verizon to defray a portion of the annual premiums until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service. If the named executive officer is not retirement eligible upon termination and has not reached plan maturity (age 60 and 5 years of plan participation) upon termination, the executive would be eligible to receive one additional annual cash payment to defray a portion of the annual premiums for the two years following the year in which the executive’s termination occurs. If the named executive officer is retirement eligible upon termination and has achieved plan maturity upon his or her termination, the executive would not be entitled to any additional cash payment from Verizon.

46    Verizon 2020 Proxy Statement

Compensation Tables

Potential payments upon termination or change in control

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment been involuntarily terminated without cause on the last business day of 2019 or had they incurred a qualifying separation under the Senior Manager Severance Plan.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit[3] ($)

Mr. Vestberg	0	0	0	0	0
Mr. Ellis	4,750,000	48,291	14,500	13,000	30,339
Mr. Dunne	5,000,000	48,291	14,500	17,155	137,126
Ms. Erwin	4,250,000	32,196	14,500	11,000	265,269
Mr. Gowrappan	4,250,000	16,097	14,500	0	0

1	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
2

Mr. Gowrappan did not participate in the financial planning program in 2019 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2019.

3

The amount for Messrs. Ellis and Dunne, who are not retirement eligible, reflects one additional annual cash payment to defray a portion of the annual premium for the two years following the year in which their termination occurs. The amount for Ms. Erwin, who is retirement eligible, reflects the value of the future annual cash payments from Verizon used to defray a portion of the annual premiums until her attainment of age 60. Mr. Gowrappan did not participate in the program in 2019.

Potential payments upon death, disability or retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to defray a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. If the named executive officer dies, his or her beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives, provided that the executive participated in the program in the year in which his or her employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

Verizon 2020 Proxy Statement    47

Compensation Tables

Potential payments upon termination or change in control

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2019.

Name	Executive Life Insurance Benefit[1] ($)	Disability Benefit[2] ($)	Financial Planning[3] ($)
Mr. Vestberg
Death	10,000,000	0	25,275
Disability	674,865	1,983,484	25,275
Retirement[4]	0	0	0
Mr. Ellis
Death	3,810,000	0	13,000
Disability	318,973	1,945,816	13,000
Retirement[4]	0	0	0
Mr. Dunne
Death	10,000,000	0	17,155
Disability	416,570	1,861,570	17,155
Retirement[4]	0	0	0
Ms. Erwin
Death	8,525,000	0	11,000
Disability	265,269	1,323,677	11,000
Retirement	265,269	0	11,000
Mr. Gowrappan
Death	0	0	0
Disability	0	2,036,653	0
Retirement[4]	0	0	0

1

In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable by the third-party issuer of the policy. In the event of disability or retirement, for the named executive officers other than Mr. Gowrappan, the amount, if any, represents the total amount of annual cash payments to the named executive officer to defray a portion of the annual premium of the life insurance policy owned by him or her, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program.

2

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. The assumptions used to calculate the value of the disability benefits include a discount rate of 4.20% and mortality and recovery based on the 2012 Group Long-Term Disability Valuation Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Messrs. Vestberg, Ellis, Dunne, and Gowrappan and Ms. Erwin, is estimated at $881,549, $661,348, $827,365, $792,220 and $450,783, respectively, and the nonqualified portion of the disability benefit for Messrs. Vestberg, Ellis, Dunne, and Gowrappan and Ms. Erwin, is estimated at $1,101,936, $1,284,469, $1,034,206, $1,244,432 and $872,894. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

3

Mr. Gowrappan did not participate in the financial planning program in 2019 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2019.

4

Messrs. Vestberg, Ellis and Dunne would not have been entitled to receive executive life insurance benefits or financial planning benefits because they had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2019. Mr. Gowrappan would also not have been entitled to receive these benefits because he did not participate in those plans.

Potential payments upon change in control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Treatment of equity awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be payable on the regularly scheduled payment dates and each named executive officer’s then unvested PSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75. As of December 31, 2019, Ms. Erwin was retirement-eligible under the Long-Term Plan.

48    Verizon 2020 Proxy Statement

Compensation Tables

Potential payments upon termination or change in control

The payment of PSU and RSU awards under the Long-Term Plan following an involuntary termination of employment without cause, death, disability or qualifying retirement is conditioned on the participant executing a release of claims against Verizon in the form satisfactory to Verizon. The grant of each award is conditioned on the participant’s agreement to certain restrictive covenants including an agreement not to compete or interfere with any Verizon business for a period of one year after termination from employment (two years for the CEO), and to always protect Verizon’s trade secrets and proprietary information.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be payable on the regularly scheduled payment dates and all then-unvested PSUs will vest at target level performance and be payable on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;

•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or

•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;

•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;

•	Verizon’s CEO is the CEO of the surviving corporation; and

•	The headquarters of the surviving corporation is located in New York, New York.

Estimated payments. The following table shows the estimated value of the awards that the named executive officers could have received in respect of their outstanding unvested equity awards if any of the following events, which would trigger accelerated vesting of the awards, occurred on the last business day of 2019: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause within 12 months; (iii) a termination of employment as a result of an involuntary termination without cause (other than in connection with a change in control); (iv) a qualifying retirement; or (v) death or disability. The amounts represent the estimated value of the outstanding RSU and PSU awards granted in 2017, 2018 and 2019, including the estimated value of the additional RSU award granted to Mr. Vestberg in 2017 and the special PSU award granted to him in 2018, the 2017 PRSU award granted to Mr. Dunne and Ms. Erwin, and the 2018 PRSU award granted to Mr. Gowrappan that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2019 and $61.40, Verizon’s closing stock price on that date, and for the PSUs and the PRSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)
Mr. Vestberg	0	39,062,495	39,062,495	0	39,062,495
Mr. Ellis	0	12,724,107	12,724,107	0	12,724,107
Mr. Dunne	0	15,141,546	15,141,546	0	15,141,546
Ms. Erwin	0	12,873,245	12,873,245	12,873,245	12,873,245
Mr. Gowrappan	0	14,759,209	14,759,209	0	14,759,209

1

Messrs. Vestberg, Ellis, Dunne and Gowrappan would not have been entitled to receive any amount in respect of their outstanding unvested equity awards upon retirement because they had not met the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2019.

Verizon 2020 Proxy Statement    49

CEO pay ratio disclosure

Pursuant to SEC rules, we are required to disclose in this proxy statement the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees (excluding the CEO). We determined that the annualized total compensation of Mr. Vestberg was $18,111,823, the median of the 2019 annual total compensation of all of our employees (excluding Mr. Vestberg) was $172,971, and the ratio of these amounts was 105 to 1. For purposes of calculating the ratio, the value of employer provided benefits under non-discriminatory health plans was included in the compensation of each of Mr. Vestberg and the median employee.

As required by SEC rules, the calculation of annual total compensation for both the CEO and the median employee includes a change in pension value during the year. The change in pension value is subject to several external variables, including interest rates that are not related to company or individual performance and may differ significantly based on the formula under which the benefits were earned. The change in pension value for the median employee was $53,098 during the year, which was largely driven by a significant decrease in the interest rates year over year used to measure the pension benefit for this purpose. Because Mr. Vestberg does not have a pension benefit, we note that if we eliminated the change in pension value from our median employee’s 2019 annual total compensation, the median employee’s annual total compensation would have been $119,873 and our CEO to median employee pay ratio would have been 151 to 1.

To identify the “median employee” for purposes of this disclosure (i.e., the individual employee whose compensation was at the median level among our entire employee group), we used a determination date of October 1, 2019 and analyzed, for all of the individuals employed by us or any of our consolidated subsidiaries on that date, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending October 1, 2019, plus (ii) the estimated amount of Verizon’s contributions for that period to the retirement plans in which the employee participates, plus (iii) the estimated present value of the employee’s accrual under a Verizon pension plan (if any) for those who are still accruing service and whose benefits have not otherwise been frozen. The compensation for employees, other than temporary and seasonal employees, who were not employed by us for the entire 12-month period was annualized to reflect compensation for the entire 12-month period.

50    Verizon 2020 Proxy Statement

Audit Matters

Item 3: Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee considered the performance and qualifications of Ernst & Young LLP, and has reappointed that independent registered public accounting firm to examine the financial statements of Verizon for fiscal year 2020 and to examine the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s independent registered public accounting firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2019 and 2018.

	Audit fees	Audit- related fees	Tax fees	All other fees
2019	$39.0 million	$ 8.0 million	$3.9 million	—
2018	$35.5 million	$10.3 million	$4.4 million	—

Audit fees are attributable to services that include the financial statement audit, the audit of the effectiveness of Verizon’s internal control over financial reporting required by the Sarbanes-Oxley Act, and financial statement audits required by statute for our foreign subsidiaries. Audit-related fees are attributable to services that primarily include audits of other subsidiaries, reviews of controls over services provided to customers, work related to the implementation of new accounting standards, and agreed upon procedures with respect to sustainability reporting, as well as other audit and due diligence procedures performed in connection with acquisitions, dispositions or other financial transactions. Tax fees are attributable to services that primarily consist of federal, state, local and international tax planning and compliance. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether Ernst & Young could provide these services while maintaining independence.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm that performs audit services. In considering Ernst & Young’s appointment for the 2020 fiscal year, the Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2019 fiscal year;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of Verizon’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead engagement partner, for the audit of Verizon’s financial statements;

•	the quality of Ernst & Young’s communications with the Committee regarding the conduct of the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance of, including recent Public Company Accounting Oversight Board reports on, Ernst & Young;

•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

In addition, in order to ensure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee ensures that the mandated rotation of Ernst & Young’s personnel occurs routinely and is directly involved in the selection of Ernst & Young’s lead engagement partner.

Verizon 2020 Proxy Statement    51

Audit Matters

Item 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for negotiating the audit fees associated with the engagement. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services based on specified project and service details, fee estimates, and aggregate fee limits. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and approves the related fees. The Committee pre-approved all of Ernst & Young’s 2019 fees and services.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2020 fiscal year. The Committee believes that continuing to retain Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and our shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision. One or more representatives of Ernst & Young will be at the 2020 Annual Meeting of Shareholders, in person or by telephone. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

52    Verizon 2020 Proxy Statement

Audit Committee Report

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2019, and the effectiveness of Verizon’s internal control over financial reporting as of December 31, 2019.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, The Nasdaq Stock Market and Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

The Committee has received written disclosures and a letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

The Committee has assessed and discussed with management Verizon’s significant business risk exposures and overseen management’s programs and policies to monitor, assess and manage such exposures. The Committee also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Committee reviewed the independent registered public accounting firm’s performance, qualifications and tenure, the qualifications of the lead engagement partner, management’s recommendation regarding retention of the firm, and considerations related to audit firm rotation, as discussed further on page 51. Based on that review, the Committee reappointed the independent registered public accounting firm for fiscal year 2020.

Respectfully submitted,

The Audit Committee

Gregory Weaver, Chair

Shellye Archambeau

Clarence Otis, Jr.

Kathryn Tesija

February 20, 2020

Verizon 2020 Proxy Statement    53

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On March 9, 2020, there were approximately 4.14 billion shares of Verizon common stock outstanding. Each of these shares is entitled to one vote. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC. To the extent that information in the table is based on information contained in an SEC filing, it is accurate only as of the date referenced in the filing.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group[1]
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	328,323,017	7.9%
BlackRock, Inc.[2]
55 East 52nd Street
New York, New York 10055	317,231,674	7.7%

1

This information is based on a Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, setting forth information as of December 31, 2019. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 6,141,837 shares, shared voting power with respect to 1,239,300 shares, sole dispositive power with respect to 321,318,950 shares, and shared dispositive power with respect to 7,004,067 shares.

2

This information is based on a Schedule 13G filed with the SEC on February 6, 2020 by BlackRock, Inc., setting forth information as of December 31, 2019. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 275,867,808 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 317,231,674 shares, and shared dispositive power with respect to 0 shares.

54    Verizon 2020 Proxy Statement

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

Directors and Executive Officers

The following table shows the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director, and all executive officers and Directors as a group as of February 28, 2020. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days upon the conversion of certain stock units under deferred compensation plans and/or stock-based long-term incentive awards. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we indicate otherwise, each individual has sole voting and/or investment power with respect to the shares. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total stock-based holdings” column in the table below to show the total economic exposure that the executive officers and Directors have to Verizon common stock.

Name	Stock[1]	Total stock-based holdings[2]
Named Executive Officers
Hans Vestberg*	85,698	676,647
Matthew Ellis	85,926	266,762
Ronan Dunne	70,834	290,571
Tami Erwin	72,096	261,639
K. Guru Gowrappan	52,078	246,831
Directors
Shellye Archambeau	0	26,977
Mark Bertolini	225	22,158
Richard Carrión**	474	33,879
Vittorio Colao	0	5,209
Melanie Healey	0	37,523
M. Frances Keeth**	0	0
Lowell McAdam**	490,693	688,851
Clarence Otis, Jr.	3,000	85,296
Daniel Schulman	0	7,572
Rodney Slater	0	49,345
Kathryn Tesija	0	31,473
Carol Tomé**	1,060	4,092
Gregory Weaver	0	19,620
All of the above and other executive officers as a group[3]	530,442	2,792,354

*	Mr. Vestberg also serves as a Director.
**	Mr. Carrión, Ms. Keeth and Mr. McAdam each served on the Board until May 2019. Ms. Tomé served on the Board from January 1 to March 12, 2020.
1

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired within 60 days pursuant to the conversion of RSUs as follows: 63,117 shares for Mr. Vestberg; 38,012 shares for Mr. Ellis; 36,829 shares for Mr. Dunne; 31,344 shares for Ms. Erwin; 52,078 shares for Mr. Gowrappan; and 72,248 shares for Mr. McAdam. Prior to conversion, the shares underlying the RSUs may not be voted or transferred. The amount in this column for Mr. Bertolini includes shares held by a foundation. No shares are pledged as security.

2

The “Total stock-based holdings” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

3	Does not include shares held by Mr. Carrión, Ms. Keeth or Mr. McAdam, each of whom served on the Board until May 2019 .

Verizon 2020 Proxy Statement    55

Items 4 – 8

Shareholder Proposals

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the Annual Meeting. The statements contained in the proposals and supporting statements are the sole responsibility of the respective proponents. We have printed the proposals as they were submitted. The proposals may contain assertions about Verizon or other matters that Verizon believes are incorrect, but we do not attempt to refute all of those assertions. The names and addresses of, and the number of shares of Verizon’s common stock owned by, the proponents and any co-sponsors are available upon written request to the Assistant Corporate Secretary at the address specified under “Contacting Us.”

Item 4: Nonqualified Savings Plan Earnings

Above-Market Returns on Nonqualified Executive Savings Plans

RESOLVED: The shareholders of Verizon Communications, Inc. urge our Board of Directors to adopt a policy that prohibits the practice of paying above-market earnings on the non-tax-qualified retirement saving or deferred income account balances of senior executive officers. This policy should be implemented prospectively and apply only to senior executive officers in a manner that does not interfere with any contractual rights.

SUPPORTING STATEMENT

Verizon offers senior executive officers far more generous retirement saving benefits than rank-and-file managers and other employees receive under the company’s tax-qualified saving plans, in our view. One costly and unjustifiable feature is the payment of an above-market rate of return on the multi-million dollar non-tax-qualified savings and deferred income account balances of senior executives.

The Verizon Executive Deferral Plan allows executives to contribute or defer compensation significantly above applicable IRS limits on contributions to 401(k) and other tax-qualified savings plans, IRS limits, including without limit the long-term incentive compensation that represents the bulk of their annual income.

Proxy advisor Institutional Shareholder Services supported this proposal in its 2018 proxy analysis report, stating that “while it is common to maintain additional supplemental retirement accounts for executives, providing above-market earnings on investment options is not common market practice.”

The ISS report also noted that the “practice of paying above-market earnings increases the expense to shareholders and is not considered a best practice.”

For example, in 2017 then-CEO Lowell McAdam received $73,949 in “above-market earnings” on his nonqualified plan assets (2018 Proxy, Summary Compensation Table, page 46, column h), which exceeded $13 million at year end (2018 Proxy, page 52).

For CEO McAdam, these above-market earnings came on top of $325,150 in Company matching contributions to his Deferral Plan account and $18,850 to his Management Savings Plan account (2018 Proxy, page 47).

The $418,000 in total Company matching contributions and “above-market earnings” received by McAdam for just one year dwarfed the maximum Company contribution available to managers or other employees participating only in the tax-qualified Savings Plan. Verizon provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes (Proxy, page 42).

56    Verizon 2020 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 5: Special Shareholder Meetings

Together, the combined cost of these company contributions and above-market earnings can be substantial. Over the 10-year period (2008 to 2017) Verizon reported paying McAdam a total of $5,470,490 in nonqualified plan contributions and above-market earnings (page 52, table note 4).

Above-market earnings on non-qualified accounts are not performance-based and thus do nothing to align management incentives with long-term shareholder interests. In addition, gross disparities between retirement benefits offered to senior executives and other employees risk potential morale problems and reputational risk.

Please VOTE FOR this proposal.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors opposes this proposal because it misrepresents the investment returns paid to participants in Verizon’s Executive Deferral Plan, which we refer to as the Deferral Plan. The proponent’s claim that Verizon pays senior executives an “above-market” rate of return on their account balances in the Deferral Plan is inaccurate. None of the 28 hypothetical investment options offered under the Deferral Plan pay a premium above what can be earned in the market. All but one of the hypothetical investment options simply mirror the performance of the investment options available under Verizon’s tax-qualified 401(k) savings plan. The one additional hypothetical investment option, which we refer to as the Moody’s investment option, offers a return equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services Inc. Because the Moody’s investment option offers a cash-based, interest only return, under an SEC rule, earnings on balances invested in that option may be reportable as “above-market” in the proxy statement year in any given year. In 2019, earnings from the Moody’s investment option did not constitute “above-market” earnings under this rule.

In 2019 the annual rate of return for the Moody’s investment option was approximately 4%. The Board believes that it is unfair and unreasonable to characterize this rate of return – which is basically reflective of the current market rate for loans to large companies such as Verizon – as a “costly and unjustifiable feature” of Verizon’s non-qualified savings plan. Moreover, because the return on the Moody’s investment option is lower than that offered by other investment options, it does not increase the expense of Verizon’s retirement programs.

Item 5: Special Shareholder Meetings

Proposal 5 – Make Shareholder Right to Call Special Meeting More Accessible

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. Nuance Communications (NUAN) shareholders gave 94%-support to a 2018 shareholder proposal calling for 10% of shareholders to call a special meeting.

Verizon 2020 Proxy Statement    57

Items 4 – 8 Shareholder Proposals

Item 5: Special Shareholder Meetings

This proposal topic won 49% support at the 2017 Verizon annual meeting. This 49%-suport [sic] represented at least 51%-suport [sic] from the shareholders who have access to independent proxy voting advice. Thus Verizon should have adopted this proposal in 2018. Instead Verizon flooded shareholders with advertisements to vote again this topic at the 2018 annual meeting.

The current stock ownership threshold of 25% can mean that more than 50% of shareholders must be contacted during a short window of time to simply call a special meeting. Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 25% ownership threshold that is now needed for a special meeting.

Since special shareholder meetings allow shareholders to vote on important matters, such as electing new directors, adoption of this proposal might motive [sic] our directors to perform better. For instance Daniel Schulman, who chaired the Verizon executive pay committee, was rejected by 30% of shares at the 2019 annual meeting.

Not surprisingly 10% of Verizon shares rejected executive pay in 2019 – when most companies can keep the rejection rate around 5%. The 10% rejection was all the more a slap because Verizon sent shareholders special advertisements that focused exclusively on the supposed merits of the Verizon executive paycheck. Thus it was not a level playing field for the 2019 Verizon executive paycheck vote.

Our Chairman/CEO Hans Vestberg had the poorest vote showing after Mr. Schulman. It is unusual for a Chairman / CEO to have such a poor ranking in shareholder voting.

Please vote yes again:

Make Shareholder Right to Call Special Meeting More Accessible – Proposal 5

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any individual shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. We believe these thresholds effectively balance this important shareholder right with the appropriate use of Company resources.

Given the size of the Company and our large number of shareholders, a special shareholder meeting is a significant undertaking that is both expensive and time-consuming. Verizon must pay to prepare, print and distribute legal disclosure documents to shareholders, solicit proxies and tabulate votes. The Board and management must also divert time from the business to prepare for and conduct the meeting. Given these burdens and costs to the Company, special meetings should be extraordinary events that occur only when an individual shareholder, or group of shareholders, with a substantial percentage of shares agrees there are extremely pressing matters that must be addressed before the next annual meeting. The Board has carefully considered this issue and believes that the ownership thresholds for individual shareholders and for groups of shareholders contained in Verizon’s current bylaw provision strike a proper balance between the right of shareholders to call a special meeting and the interests of the Company and our shareholders in promoting the appropriate use of Company resources.

58    Verizon 2020 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 6: Lobbying Activities Report

Item 6: Lobbying Activities Report

Whereas, we believe in full disclosure of Verizon’s direct and indirect lobbying activities and expenditures to assess whether Verizon’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Verizon request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Verizon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of management’s decision-making process and the Board’s oversight for making payments described above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying’’ is lobbying engaged in by a trade association or other organization of which Verizon is a member.

Both “direct and indirect lobbying’’ and grassroots lobbying communications” include efforts at the local, state, and federal levels.

The report shall be presented to the Corporate Governance and Policy Committee and posted on Verizon’s website.

Supporting Statement

We encourage transparency in Verizon’s use of funds to lobby. Verizon has spent $119,772,066 from 2010 – 2018 on federal lobbying. This figure does not include state lobbying expenditures in the 50 states where Verizon lobbies states1 but disclosure is uneven or absent. For example, Verizon spent $8,405,292 on lobbying in California from 2010 – 2018.

Verizon is a member of the Chamber of Commerce which has spent over $1.5 billion on lobbying since 1998, and also belongs to the Business Roundtable (BRT), CTIA, National Association of Manufacturers (NAM) and USTelecom. Both the BRT and NAM are lobbying against shareholder rights to file resolutions. We commend Verizon for now disclosing its significant memberships in trade associations and social welfare organizations, but serious disclosure concerns remain. Verizon does not disclose its payments to trade associations, nor the amounts used for lobbying.

We are concerned that Verizon’s lack of lobbying disclosure presents reputational risk when it contradicts Verizon’s public positions. For example, Verizon states it is committed to an open internet, yet USTelecom is actively fighting against net neutrality.2 CTIA has drawn scrutiny for lobbying against a throttling ban in California.3 Verizon uses the Global Reporting Initiative (GRI) for sustainability reporting, yet currently fails to report “any differences between its lobbying positions and any stated policies, goals, or other public positions” under GRI Standard 415.

We believe reputational damage stemming from misalignment between policy positions and actual direct and indirect lobbying efforts harms long-term value creation by Verizon. Thus, we urge Verizon to expand its lobbying disclosure.

1	https://publicintegrity.org/state-politics/here-are-the-interests-lobbying-in-every-statehouse/
2	https://arstechnica.com/tech-policy/2018/03/attverizon-lobbyists-to-aggressively-sue-states-that-enact-net-neutrality/
3	https://arstechnica.com/tech-policy/2019/04/verizon-backed-lobby-group-opposes-ban-on-throttling-of-firefighters/

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Items 4 – 8 Shareholder Proposals

Item 6: Lobbying Activities Report

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon is affected by a wide variety of government policies – from telecommunications regulation, to taxation, to health care and more – that have an enormous impact on our business. We owe it to our investor, customer, and employee stakeholders to advocate for public policies at the federal, state and local levels that will enable us to compete fairly in the marketplace and provide customers with the products and services they want.

Governance. Verizon is committed to the highest ethical standards when engaging in any political activity. Our political activity, including lobbying, is overseen by the Corporate Governance and Policy Committee of our Board of Directors, which receives a comprehensive briefing on these activities at least annually. In addition, Verizon’s political activity is subject to robust internal controls. The Code of Conduct requires that all lobbying activities on behalf of Verizon be authorized by public policy or legal personnel. In addition, corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

Transparency & Disclosure. Verizon knows that transparency regarding our political activity is critical to maintaining the trust of our stakeholders. As a result, we inform the public about our political activity in the following ways:

•   We publish a Political Engagement Report on our corporate website that is updated twice a year. The report lists all political action committee contributions and corporate political contributions and discloses our Public Policy organization’s memberships in trade associations and issue advocacy organizations for which our support exceeds $50,000 annually. The Report also provides a link to our federal lobbying reports. https://www.verizon.com/about/sites/default/files/2019-Political-Engagement-Report-Mid-Year-Disclosure.pdf.

•   Our political action committees file public disclosure reports with the Federal Election Commission and state and local campaign finance regulators in accordance with applicable laws. https://www.fec.gov/data/browse-data/?tab=committees.

•   We file public reports with the U.S. Congress and state and local lobbying regulatory bodies disclosing our lobbying activities. Our federal reports are available at https://lobbyingdisclosure.house.gov/ and disclose our lobbying activities and the amounts we spent on those activities.

Approach to Advocacy. We make our voice heard through participation in a number of trade associations and by supporting advocacy organizations. Verizon supports these organizations for a variety of reasons, including to reflect our interest in the community, to acquire valuable industry and market expertise, and to support specific strategic policy and business goals and interests. These groups often have a diversity of members, interests and viewpoints that do not necessarily reflect Verizon’s beliefs or priorities and we may not always agree with all of the positions of each organization or its members. When we disagree with a position of an organization we support, we communicate our concerns through the senior executives who interact with these organizations. Verizon also takes these differences under consideration when determining whether support of an organization is, on balance, in the best interests of the Company and its stakeholders.

Responsiveness to Stakeholders. We believe our transparency with respect to our political and lobbying activity is in keeping with our commitment to good corporate governance and is a sign of our responsiveness to the interests of our stakeholders. Over the past year, Verizon has engaged with certain of our stakeholders on these issues and has substantially implemented their requests concerning our political spending and lobbying disclosures.

The Proposal. The proposal focuses only on the fact that Verizon does not list the exact payment amount made to each trade association or organization listed in our Report. The proposal states that “Verizon’s lack of lobbying disclosure presents reputational risk when it contradicts Verizon’s public positions.” The proposal lists various organizations that Verizon is (or previously has been) a member of and discusses its concerns about positions taken by those organizations. Clearly then, Verizon’s current disclosure provides the transparency necessary for the proponent to evaluate any potential reputational risk to Verizon arising from these memberships. The proponent also does not explain why Verizon’s current disclosure – a list of our Public Policy organization’s memberships in trade associations and issue advocacy organizations for which our support exceeds $50,000 annually – does not satisfy its stated concerns and why specific payment amounts would affect its analysis. Nor does the proponent explain why Verizon’s governance and stated approach to advocacy is deficient to protect against reputational risk. For these reasons, the Board does not believe that the additional requested disclosure would be valuable to shareholders.

60    Verizon 2020 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 7: User Privacy Metric

Item 7: User Privacy Metric

User Privacy

Verizon is able to track how long people stream music, play online games, or use social media. It can tell whether a user shops at high-end expensive stores, is visiting online dating sites, or what news outlets they spend more time reading. It knows wireless-device location and internet protocol addresses. In short, Verizon has legally permissible access to enormous amounts of user information.

That information can be legally valuable and revenue generating for the company depending on how it is used and which third-parties are allowed to use it.

ln 2018, following revelations from US Senator Wyden that about 75 companies had access to Verizon customers’ locations, the company announced it would wind down those relationships.

While the tech industry refuses to scan emails for information to sell to advertisers, Verizon unit Oath reportedly continues to do so and pitches these services to advertisers.

In March 2019, the Federal Trade Commission issued orders to seven U.S. Internet broadband providers, including Verizon, seeking information the agency will use to examine how these companies collect, retain, use, and disclose information about consumers and their devices.

‘‘The FTC is initiating this study to better understand Internet service providers’ privacy practices in light of the evolution of telecommunications companies into vertically integrated platforms that also provide advertising-supported content. Under current law, the FTC has the ability to enforce against unfair and deceptive practices involving Internet service providers.”

In May 2019, Verizon and other wireless carriers were sued in Federal court for allegedly violating customers’ privacy rights by selling geolocation data to third parties.

In addition to Federal interest and litigation, some states are drafting rules limiting how broadband-customer data can be used.

According to a September 2019 Harris-IBM poll, 83 percent of US consumers said that if a company shares their data without their permission, they will not do business with them.

Resolved: Verizon shareholders request the Human Resources Committee of the Board of Directors publish a report (at reasonable expense, within a reasonable time, and omitting confidential or propriety information) assessing the feasibility of integrating user privacy protections into the Verizon executive compensation program which it describes in its annual proxy materials. This proposal does not seek greater disclosure or information regarding cybersecurity (the criminal or unauthorized actions), but rather is focused on legally permissible and permitted uses of data.

Supporting Statement: According to page 37 of Verizon’s 2019 proxy materials, the Verizon Short-Term Plan included adjusted EPS, free cash flow, total revenue, and diversity and sustainability. According to page 41 the Long-Term Plan is focused on total shareholder return, free cash flow, and retention. User privacy and how user data is used are vitally important issues for Verizon and should be included in executive compensation plans, as we believe it would incentivize top leadership to respect user privacy, enhance financial performance, reduce risks, and increase accountability.

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Items 4 – 8 Shareholder Proposals

Item 7: User Privacy Metric

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board agrees that providing strong and meaningful privacy protections and choices for our customers is critical to the long-term success of our business. However, the Board does not believe that the myriad of “user privacy” considerations that must be balanced by our business can be meaningfully addressed in a quantitative performance metric like the metrics currently used in our executive compensation program to incentivize diversity in the workplace and carbon abatement initiatives. Rather, the Board believes that the most effective way to gain customers’ trust while ensuring that Verizon continues to deliver a high quality customer experience and comply with its legal obligations is to have a robust privacy governance framework. Verizon’s framework includes a dedicated privacy team and clear policies and practices that disclose the data we collect and how we use it, inform our customers about how they can control the use of their data, and educate our customers about privacy safeguards that Verizon has put in place.

Governance. Verizon has a dedicated Chief Privacy Officer whose team advises the business on privacy risks and assesses the effectiveness of privacy controls. The Chief Privacy Officer annually briefs the Board’s Audit Committee on data privacy risks and mitigating actions. All Verizon employees are responsible for following Verizon’s privacy practices. In addition, privacy is taken into account during all phases of a product or service’s lifecycle, including the initial design of the product or service.

Privacy Policy. Verizon’s privacy policy, which can be accessed on our website at http://www.verizon.com/about/privacy/full-privacy-policy, provides information about our privacy practices, including our information sharing and data retention practices. Our privacy policy contains information about the choices our customers can make about how their information is used. The policy also explains our use of technical, administrative and physical safeguards to protect against unauthorized access to, use or disclosure of information we collect or store. Our privacy policy also includes information about the additional privacy practices that apply to specific Verizon apps and services; in some instances those apps or specific services have their own privacy policies. We update our privacy policy and supporting materials when we believe additional information will help clarify our practices and when we introduce new products, services or practices.

Given the challenge of formulating a meaningful, quantitative metric for measuring performance in the area of user privacy and the robust governance framework, privacy policies and safeguards that Verizon already has in place, the Board does not believe that incorporating user privacy metrics into the executive compensation program would enhance Verizon’s privacy program.

62    Verizon 2020 Proxy Statement

Items 4 – 8 Shareholder Proposals

Item 8: Amend Severance Approval Policy

Item 8: Amend Severance Approval Policy

Shareholder Ratification of Executive Severance Packages

RESOLVED: Verizon shareholders urge the Board to seek shareholder approval of any senior executive officer’s new or renewed compensation package that provides for severance or termination payments with an estimated total value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include any cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans. Payments do not include life insurance, pension benefits, or other deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

SUPPORTING STATEMENT

While we support generous performance-based pay, we believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns compensation with shareholder interests.

Verizon’s 2019 Proxy discloses (page 66) that if CEO Hans Vestberg is terminated without cause, whether or not termination follows a change in control, he could receive an estimated $27.6 million in termination payments, nearly seven (7) times his 2018 base salary plus short-term bonus.

Similarly, former CEO McAdam received an estimated $27 million in separation payments due to his retirement at year-end 2018, nearly five times his 2018 base salary plus short-term bonus. These payments represent the estimated value of performance-based equity grants covering periods as long as two years after McAdam’s retirement (2019 Proxy, page 66).

These termination payments are in addition to compensation earned prior to separation that pay millions more, including executive life insurance, pension and nonqualified deferred compensation plans.

A decade ago, following a 59% shareholder vote in favor, Verizon adopted a policy to seek shareholder approval for severance with a “cash value” in excess of 2.99 times salary plus target short-term bonus.

But the current policy has a huge loophole: It excludes the value of the accelerated vesting of performance shares (PSUs) and restricted stock RSUs), including accrued dividends, from the total cost calculation that triggers the need for shareholder ratification.

If a senior executive terminates following a “change in control,” all outstanding PSUs immediately “vest at the target level performance” (page 49). Had the executive not terminated, PSUs would not vest or pay out until the end of the performance period (up to three years later) – and could be worthless if performance or tenure conditions are not satisfied.

This practice effectively waives performance conditions that justify “performance-based” restricted stock.

We believe Verizon’s severance policy should be updated to include the total cost of termination payments.

Please VOTE FOR this proposal.

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Items 4 – 8 Shareholder Proposals

Item 8: Amend Severance Approval Policy

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon already has a longstanding policy to obtain shareholder ratification of any new executive employment agreement or severance agreement that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The proposal would significantly expand this policy by including the total estimated value of outstanding equity awards in the calculation of severance benefits. The Board believes that the proposal is not in the best interests of shareholders for the following reasons:

Proposal could create misalignment of pay and performance. In order to align executives’ and shareholders’ interests and encourage the creation of long-term shareholder value, all of Verizon’s senior leaders receive long-term equity awards in the form of restricted stock units and performance stock units as part of their annual compensation package. Currently, the grant date value of the named executive officers’ equity award represents more than half of their total compensation opportunity each year. At the current equity award levels, the estimated total value of each new grant plus any outstanding grants would trigger the shareholder approval requirement of the proposal. Because the annual equity grants could not be finalized until the next shareholder meeting, the proposal would make the current compensation program impractical to administer. To avoid obtaining shareholder approval of the executives’ compensation packages every year, the Board’s Human Resources Committee would have to redesign the executive compensation program to significantly reduce the amount of equity in the variable versus fixed pay compensation mix. For this reason, the Board believes that the proposal would have the effect of reducing the executives’ exposure to the Company’s common stock and accordingly result in misalignment with shareholder interests.

Proposal could put Verizon at a competitive disadvantage. The Board also believes that the proposal could have an adverse effect on Verizon’s ability to recruit and retain leadership talent because a significant portion of the executives’ annual compensation would be uncertain and at risk for at least the first four months of the year until a shareholder vote could be held.

Proposal could create increased risk for shareholders. The proposal directly conflicts with Verizon’s shareholder-approved, broad-based Long-Term Incentive Plan, which expressly provides for acceleration of outstanding equity awards in the event of an involuntary termination following a change in control of the Company. The Board believes, and our shareholders have agreed, that this provision encourages our executive officers, who might be distracted by a potential loss of employment, to remain with the Company and diligently work to achieve Board- and shareholder- approved goals, including completing a transformative transaction and any related transition process. Indeed, a substantial majority of companies include this type of provision in their equity awards because it promotes stability and focus during a time of potential uncertainty. By effectively requiring the elimination of this important retention tool, the proposal could increase risk for shareholders in change in control transactions.

Proposal discourages the use of performance-based equity awards. Except in the case of termination following a change in control, Verizon does not waive any performance conditions with respect to outstanding performance-based equity awards. Payouts are determined at the end of the applicable award cycle, and there is no guarantee of any payout amount. Despite the fact that the payout of an executive’s performance stock unit award can be zero, the proposal requires that the full target value of that award be used in calculating the value of severance benefits. In other words, it treats a performance-based equity award the same as an award of stock. The Board believes that this discourages the use of performance-based equity awards.

The Board believes that Verizon’s existing policy provides reasonable and appropriate limits on severance payments and that the proposal would be contrary to shareholders’ interests.

64    Verizon 2020 Proxy Statement

Additional Information

Additional Information About Our Annual Meeting

Our Meeting Details

Date and Location

Thursday, May 7, 2020

8:45 a.m., local time

InterContinental San Diego

901 Bayfront Court

San Diego, California 92101

Admission

Only Verizon shareholders as of the record date, March 9, 2020, may attend the meeting. You will need to register in advance of the meeting and bring valid photo identification to be admitted. Registration requests must be received no later than May 4, 2020 and may be sent by email to legalproxy@computershare.com or by mail to:

Computershare

Verizon Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

•

If you are a registered shareholder, your request must include your 15-digit control number included on your proxy card, Notice of Internet Availability, or the email you received providing access to the proxy materials and online voting website, and a phone number and/or email address where you may be reached.

•

If you hold your shares in the name of a bank, broker or other institution, your request must include your name and a phone number and/or email address where you may be reached. On the day of the meeting, you must present your Notice of Internet Availability, voting instruction form or a letter from your bank or broker confirming that you owned Verizon common stock on March 9, 2020, the record date for the meeting, to be granted admission.

The meeting facility is accessible to all shareholders. If you require any special accommodations, please mail your request to the Assistant Corporate Secretary at the address shown under “Contacting Us” no later than April 17, 2020.

For safety and security reasons, we do not permit anyone to bring large bags, briefcases or packages into the meeting room or to record or photograph the meeting.

This proxy statement and the 2019 Annual Report are available at www.edocumentview.com/vz.

If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

Verizon 2020 Proxy Statement    65

Additional Information

Our Voting Procedures and Results

Our Voting Procedures and Results

Who may vote?

Shareholders of record as of the close of business on March 9, 2020, the record date, may vote at the meeting. As of March 9, 2020, there were approximately 4.14 billion shares of common stock outstanding and entitled to vote.

How do I vote my shares?

Registered Shares. If you hold your shares in your own name, you may vote by proxy in four convenient ways:

Online

Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

Phone

Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification.

Mail Complete, sign and date your proxy card and return it in the envelope provided.

In person You may also vote in person at the meeting as long as your shares are not held through the Verizon Savings Plan and you follow any applicable instructions.

Verizon Savings Plan shares. If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. You may attend the annual meeting, but you cannot vote your savings plan shares in person. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on May 4, 2020.

Street name shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How does voting by proxy work?

The Board is soliciting your proxy. By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 9, 2020 and all shares that you hold in a current or former Verizon savings plan or in your Verizon Direct Stock Purchase and Dividend Reinvestment Plan account.

66    Verizon 2020 Proxy Statement

Additional Information

Our Voting Procedures and Results

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the advisory vote to approve executive compensation, and in favor of the ratification of the independent registered public accounting firm. Unless instructed otherwise, the proxy committee will vote your shares against the shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. You may designate a proxy other than the proxy committee by striking out the name(s) of the proxy committee and inserting the name(s) of your chosen representative(s). The representative(s) you designate must present the signed proxy card at the meeting in order for your shares to be voted.

Can I change my vote?

Registered shares. If you hold your shares in your own name, you can revoke your proxy before it is exercised by delivering a written notice to the Assistant Corporate Secretary at the address given under “Contacting Us.” You can change your vote by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Us.” Your changed vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan shares. If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Us.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on May 4, 2020.

Street name shares. If you hold your shares through a bank, broker or other institution, you can change your voting instructions for those shares by voting again online or by telephone. Please check with that firm for additional instructions on how to revoke your proxy or change your vote.

What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast in an uncontested election. The affirmative vote of a majority of the votes cast is required to approve each of the other management and shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count toward the quorum and are not voted.

Abstentions. Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Failures to vote. Failures to vote will have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker non-votes. The failure of a bank, broker or other institution to cast a vote with respect to any proposal (for example, because it did not receive voting instructions from the beneficial owner) will have the same effect as a failure to vote.

Verizon 2020 Proxy Statement    67

Additional Information

Proxy Materials

Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 13, 2020. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance promptly after the meeting.

Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

Proxy Materials

May I receive my materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	You may sign up when you vote online at www.envisionreports.com/vz.

•	If you have enrolled in Computershare’s Investor Center, you may sign up by accessing your account at www.computershare.com/verizon and clicking on “My Profile” and then “Communication Preferences.”

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an email explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by accessing your account through Computershare’s Investor Center at www.computershare.com/verizon and clicking on “My Profile” and then “Communication Preferences.”

There are several shareholders at my address. Why did we receive only one set of proxy materials?

For registered shareholders, we have adopted a procedure called “householding” that was approved by the SEC. This means that we send only one copy of the proxy statement and annual report to any registered shareholders sharing the same last name and home address, regardless of how many shareholders reside at that address, unless a shareholder submits a request to Computershare to receive individual copies using one of the methods shown under “Contacting Us.”

If you would like to receive individual copies of the proxy materials, we will provide them promptly. Please send your request to Computershare using one of the methods shown under “Contacting Us.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;

•	You are a registered shareholder and also hold shares through a bank, broker or other institution;

•	You hold shares through more than one bank, broker or other institution; or

•	You and another member of your household hold shares through different banks, brokers or institutions.

68    Verizon 2020 Proxy Statement

Additional Information

Shareholder Proposals

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

How can I request a single set of proxy materials for my household?

If you are a registered shareholder and you are receiving more than one set of proxy materials, please contact Computershare by one of the methods shown under “Contacting Us” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder within your household changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

Who is Verizon’s proxy solicitor?

Innisfree M&A Incorporated is helping us distribute proxy materials and solicit votes for a base fee of $30,000, plus reimbursable expenses and customary charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

Shareholder Proposals

How do I submit a shareholder proposal to be included in the proxy statement for next year’s annual meeting?

Any shareholder may submit a proposal to be included in the proxy statement for the 2021 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. We must receive the proposal no later than November 23, 2020. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with applicable SEC rules.

How do I nominate a Director to be included in the proxy statement for next year’s annual meeting?

Under the “proxy access” provisions of our bylaws, any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of Verizon’s outstanding common stock for at least the previous three years may include a specified number of Director nominees in our 2021 proxy materials. The bylaws require that the shareholder proponents:

•	Notify us in writing between October 24, 2020 and November 23, 2020; and

•	Provide the additional required information and comply with the other requirements contained in our bylaws.

How do I otherwise nominate a Director or bring other business before next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2021 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing between January 7, 2021, and February 6, 2021;

•	Include his or her name, record address and Verizon share ownership;

Verizon 2020 Proxy Statement    69

Additional Information

Shareholder Proposals

•

Include specific information about the shareholder proponent, any beneficial owner, and any nominee and their respective affiliates and associates, and provide specified agreements by certain of those parties; and

•	Update this information as of the record date and after any subsequent change.

The notice required for any such nomination must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. Shareholders may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Must a shareholder proponent appear personally at the annual meeting to present his or her proposal?

A shareholder proponent or the proponent’s qualified representative must attend the meeting to present the proposal. Under our bylaws, in the event a qualified representative of a shareholder proponent will appear at the annual meeting to present the proposal, the shareholder proponent must provide notice of the designation, including the identity of the representative, to the Assistant Corporate Secretary at the address specified under “Contacting Us” at least 48 hours prior to the meeting.

70    Verizon 2020 Proxy Statement

Contacting Us

How to Contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

How to Contact Our Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact Computershare if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail: Verizon Communications Shareowner Services c/o Computershare P.O. Box 505000 Louisville, Kentucky 40233-5000 By email: verizon@computershare.com	By telephone: 1-800-631-2355 (U.S.) 1-866-725-6576 (International) Online: www.computershare.com/verizon

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 23, 2020

Verizon 2020 Proxy Statement    71

Appendix A

Related Dow Peer Information

The following chart shows the companies included in the Related Dow Peers, as constituted on March 8, 2019, the date of the 2019 PSU grant. The chart includes each company’s market capitalization as of December 31, 2019, as reported by Bloomberg, as well as net income attributable to the company, revenue and total number of employees as of each company’s most recent fiscal year-end as reported in SEC filings.

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Millions)	Revenue ($ Millions)	Total Employees

3M	$101,450	$4,570	$32,136	96,163	Verizon’s Rank Among Related Dow Peers (35 Companies) 13th Market Capitalization 5th Net Income 9th Revenue 15th Total Employees
American Express	$101,867	$6,759	$47,020	64,500
Apple	$1,304,765	$55,256	$260,174	137,000
AT&T	$285,479	$13,903	$181,193	247,800
Boeing	$183,335	($636)	$76,559	161,100
Caterpillar	$81,617	$6,093	$53,800	102,300
Charter Communications	$119,544	$1,668	$45,764	95,100
Chevron	$227,869	$2,924	$139,865	48,200
Cisco Systems	$203,459	$11,621	$51,904	75,900
Coca-Cola	$237,147	$8,920	$37,266	86,200
Comcast	$204,580	$13,057	$108,942	190,000
Dow*	$40,676	($1,359)	$42,951	36,500
Exxon Mobil	$295,247	$14,340	$255,583	74,900
Goldman Sachs Group	$84,773	$8,466	$53,922	38,300
Home Depot	$238,216	$11,242	$110,225	400,000
IBM	$118,711	$9,431	$77,147	352,600
Intel	$260,348	$21,048	$71,965	110,800

Johnson & Johnson	$383,911	$15,119	$82,059	132,200

JPMorgan Chase	$437,226	$36,431	$142,422	256,981

McDonald’s	$148,819	$6,025	$21,077	205,000

Merck	$231,557	$9,843	$46,840	71,000

Microsoft	$1,203,063	$39,240	$125,843	144,000

Nike	$158,150	$4,029	$39,117	76,700

Pfizer	$216,827	$16,273	$51,750	88,300

Procter & Gamble	$311,477	$3,897	$67,684	97,000

Sprint Corporation	$21,397	($1,943)	$33,600	28,500

T-Mobile US	$67,094	$3,468	$44,998	53,000

Travelers	$35,349	$2,622	$31,581	30,800

UnitedHealth Group	$278,521	$13,839	$242,155	325,000

United Technologies	$129,283	$5,537	$77,046	243,200

VISA	$369,878	$12,080	$22,977	19,500

Walgreens Boots Alliance	$52,356	$3,982	$136,866	342,000

Walmart	$337,170	$14,881	$523,964	2,200,000

Walt Disney	$260,681	$11,054	$69,570	223,000

Verizon	$253,937	$19,265	$131,868	135,000

*	Dow replaced DowDuPont following Dow’s separation from DowDuPont in April 2019.

Verizon 2020 Proxy Statement

Appendix B

Reconciliation of Non-GAAP Measures

Adjusted EPS Reconciliation

Years Ended December 31,	2018	2019
Reported EPS	$3.76	$4.65
Severance, Pension and Benefit Charges	0.01	0.06
Early Debt Redemption Costs	0.13	0.64
Acquisition and Integration Related Costs	0.10	—
Product Realignment	0.12	—
Impairment Charges	1.10	0.05
Wireless Legal Entity Restructuring	(0.50)	—
Tax Benefit from Sale of Preferred Stock	—	(0.54)
Net Gain from Dispositions of Assets and Businesses	—	(0.05)

Adjusted EPS*	$4.71	$4.81

Less: Impact of Revenue Recognition Standard(1)	(0.10)	—

Adjusted EPS for Compensation Purposes	$4.61	$4.81

(1)	Incremental amount not contemplated when target was set.
*	May not add due to rounding.

Free Cash Flow Reconciliation for Short-Term Incentive Plan

Year Ended December 31,	(dollars in billions) 2019
Net Cash Provided by Operating Activities	$35.7
Net Cash Provided by Device Installment Receivable Securitizations	2.3
Net Cash Used for Discretionary Pension Plan Contribution(1)	0.2
Less: Capital Expenditures (including capitalized software)	(17.9)

Adjusted Free Cash Flow for Short-Term Incentive Plan	$20.3

(1)	Not contemplated when target was set.

Free Cash Flow Reconciliation for Long-Term Incentive Plan

	(dollars in billions)
Year Ended December 31,	2017	2018	2019
Net Cash Provided by Operating Activities(1)	$25.3	$34.3	$35.7
Net Cash Provided by Device Installment Receivable Securitizations	4.7	1.4	2.3
Net Cash Used for (Provided by) Discretionary Pension Plan Contribution(2)(3)	2.1	0.1	(0.9)
Additional Cash Provided from Tax Reform(2)		(3.9)	(3.7)
Less: Capital Expenditures (including capitalized software)	(17.2)	(16.7)	(17.9)

Adjusted Free Cash Flow for Long-Term Incentive Plan*	$14.9	$15.3	$15.5

(1)

In the Company’s Consolidated Statements of Cash Flows for the year ended December 31, 2018, the Net Cash Provided by Operating Activities for 2017 was recast to reflect accounting changes relating to cash flow presentation which were adopted in 2018. The amount for 2017 is the amount prior to the recast. The change in presentation had no impact on the targets or the results for the awards under the Long-Term Plan.

(2)	Not contemplated when target was set.
(3)	2018 amount also includes contributions to the 401(h) separate account.
*	May not add due to rounding.

Note: Cumulative Adjusted Free Cash Flow represents the sum of the three years presented.

Verizon 2020 Proxy Statement

Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
212.395.1000

WE
CREATE
THE
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THAT
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FORWARD

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verizon

© 2020. Verizon. All Rights Reserved.
002CSNA965
3.EPC05610112500.103

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 8:45am, Pacific Daylight Time, on May 7, 2020.
Online Go to www.envisionreports.com/vz or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/vz

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Shellye L. Archambeau	☐	☐	☐	02 - Mark T. Bertolini	☐	☐	☐	03 - Vittorio Colao	☐	☐	☐

04 - Melanie L. Healey	☐	☐	☐	05 - Clarence Otis, Jr.	☐	☐	☐	06 - Daniel H. Schulman	☐	☐	☐

07 - Rodney E. Slater	☐	☐	☐	08 - Hans E. Vestberg	☐	☐	☐	09 - Gregory G. Weaver	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory Vote to Approve Executive Compensation	☐	☐	☐	3. Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

B	The Board of Directors recommends a vote AGAINST:

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
4.	Nonqualified Savings Plan Earnings	☐	☐	☐	5.	Special Shareholder Meetings	☐	☐	☐	6.	Lobbying Activities Report	☐	☐	☐

7.	User Privacy Metric	☐	☐	☐	8.	Amend Severance Approval Policy	☐	☐	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

                                       036LZI

Verizon Communications Inc.

2020 Annual Meeting of Shareholders

May 7, 2020, 8:45 a.m. Local Time

InterContinental San Diego

901 Bayfront Court

San Diego, California 92101

If you plan to attend the 2020 Annual Meeting of Shareholders in person, you must register in advance. See page 65 of the Proxy Statement for details.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/VZ

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 7, 2020, 8:45 a.m. Local Time

Your signature on the reverse side of this card appoints Hans E. Vestberg and William L. Horton, Jr. as proxies, each with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting the proxy will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at the proxy’s discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Direct Stock Purchase and Dividend Reinvestment Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by May 4, 2020.

If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by May 4, 2020 your shares in any of the current or former Verizon savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.

Your email address can help save the environment. Vote online and register for electronic communications today.